As filed with the Securities and Exchange Commission on December 16, 2002
Registration No. 333-101292

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CELL THERAPEUTICS, INC.
(Exact name of Registrant as specified in its charter)

Washington	2834	91-1533912
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
501 Elliott Avenue West, Suite 400
Seattle, WA 98119
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James A. Bianco, M. D.
President and Chief Executive Officer
Cell Therapeutics, Inc.
501 Elliott Avenue West, Suite 400
Seattle, WA 98119
(206) 282-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael J. Kennedy, Esq.
Michael S. Ringler, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market, Spear Tower
Suite 3300
San Francisco, CA 94115
(415) 947-2000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

5.75% Convertible Senior Subordinated Notes due June 15, 2008	$102,900,000	100%	$58,333,333(1)	$5,367(2)(5)

Common Stock, no par value (3)	10,290,000 shares (4)	— (4)	— (4)	— (4)

(1)
Pursuant to Rule 457(f)(2) under the Securities Act of 1933, this amount is one third of the aggregate principal amount of the 5.75% Convertible Subordinated Notes due June 15, 2008 that may be received by the Registrant from tendering holders in the exchange offer described herein.

(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3)	Includes the associated Rights issued under the Registrant’s Rights Agreement.
(4)
Represents the number of shares of common stock issuable upon conversion of the 5.75% Convertible Senior Subordinated Notes due June 15, 2008 registered hereunder. No additional consideration shall be received for the common stock issuable upon conversion of the securities and therefore no registration fee is required pursuant to Rule 457 under the Securities Act of 1933. Pursuant to Rule 416 under the Securities Act of 1933, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or other similar event.

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Cell Therapeutics, Inc.

Exchange Offer
5.75% Convertible Senior Subordinated Notes Due June 15, 2008
for our 5.75% Convertible Subordinated Notes Due June 15, 2008

We are offering to exchange up to $102,900,000 principal amount of our new 5.75% Convertible Senior Subordinated Notes due June 15, 2008 for up to $175,000,000 principal amount of our existing 5.75% Convertible Subordinated Notes due June 15, 2008. If you elect to tender your existing notes in our exchange offer, for each $1,000 principal amount of our existing notes that you tender, you will receive from us $588 principal amount of our new notes. Our new notes will be issued in denominations of $1,000 or integral multiples of $1,000. We will pay cash for any fractional portion of a new note issuable pursuant to our exchange offer that is less than $1,000 principal amount, after aggregating all of the existing notes that are tendered in our exchange offer by each holder.

Our exchange offer will expire at 12:00 midnight, New York City time, on Tuesday, December 17, 2002, unless we extend the exchange offer.

Our new notes will not be listed on any national securities exchange or included in any automated quotation system, but they will be eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. Our common stock is quoted on the Nasdaq National Market under the symbol “CTIC.” On December 13, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $7.57 per share.

We mailed this prospectus and the related letter of transmittal for our exchange offer on November 19, 2002.

Please read the “Risk Factors” section beginning on page 12 of this prospectus for information that you should consider before you decide whether to tender your existing notes in our exchange offer.

We have retained Innisfree M&A Incorporated as the information agent for our exchange offer to assist you in connection with our exchange offer. Banks and brokers may call Innisfree collect at (212) 750-5833, and all others may call toll free at (888) 750-5834, to ask questions about our exchange offer, to request additional copies of our exchange offer materials or to otherwise request assistance in connection with our exchange offer.

Neither we nor our directors or officers make any recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing notes in our exchange offer. You should consult your own advisors and must make your own decision as to whether to tender your existing notes and, if so, the amount of your existing notes to tender.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Exchange Offer is:

CIBC World Markets

This Prospectus is dated December 13, 2002

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date of this prospectus.

This prospectus incorporates important business and financial information about CTI from documents that we have filed with the Securities and Exchange Commission but have not included in or delivered with this prospectus. For a listing of documents that we have incorporated by reference into this prospectus, please see the section of this prospectus entitled “Where You Can Find Additional Information” on page 77.

We will provide you with copies of this information, without charge, upon written or oral request to:

Investor Relations Department, Cell Therapeutics, Inc.
501 Elliott Avenue West, Suite 400
Seattle, Washington 98119
Telephone Number: (206) 282-7100

In addition, you may obtain copies of this information by making a request through the investor relations section on our website, http://www.cticseattle.com, or by sending an email to invest@ctiseattle.com.

i

Summary

The following is a summary of this prospectus. The following summary does not contain all the information that you should consider before deciding whether to tender your existing notes in our exchange offer. You should read this entire prospectus carefully, including the documents that we have attached to or enclosed with this prospectus and that we have incorporated by reference into this prospectus. Unless otherwise indicated, “CTI,” “we,” “us,” “our” and similar terms refer to Cell Therapeutics, Inc.

Our Company

We develop, acquire and commercialize novel treatments for cancer. Our goal is to build a leading, vertically-integrated biopharmaceutical company with a diversified portfolio of proprietary oncology drugs. Our research and in-licensing activities are concentrated on identifying new, less toxic and more effective ways to treat cancer.

In June 1998, we entered into an agreement with PG-TXL Company, L.P. and scientists at the M.D. Anderson Cancer Center granting us an exclusive worldwide license to the rights to PG-TXL and to all potential uses of PG-TXL Company's polymer technology. PG-TXL is paclitaxel linked to polyglutamate, and is branded as XYOTAX™. Based on positive previous clinical data we have initiated pivotal trial programs in lung cancer and ovarian cancer.

In October 2002, we initiated a XYOTAX phase III clinical trial for second-line treatment of non-small cell lung cancer, and have proceeded with two additional phase III trials of XYOTAX in the front line treatment of poor performance status patients with non-small cell lung cancer. In November 2002, we announced that the Gynecologic Oncology Group, or GOG, has agreed to conduct a phase III trial of XYOTAX in front-line treatment of ovarian cancer. This trial is expected to begin in 2003. We have followed the recent guidelines of the Food and Drug Administration, or FDA, for special protocol assessment on all of our pivotal trials and based on correspondence with the FDA we believe that a positive outcome in a pivotal trial will lead to approval in that indication. We currently anticipate completing one or more of the XYOTAX pivotal trials in lung cancer and being in position to file the first New Drug Application for XYOTAX in late 2004. We had initiated a XYOTAX phase III ovarian clinical trial in July 2002, but have since closed this trial following the GOG's decision to conduct a pivotal trial.

We are also developing a novel polyglutamate-camptothecin molecule, or PG-CPT. We filed a U.S. investigational new drug application in December 2001 for this compound, and initiated a Phase I clinical study in the second quarter of 2002.

In September 2000, we received approval of our New Drug Application by the FDA for TRISENOX (arsenic trioxide), commenced sales in October 2000 and have recorded cumulative net product sales for TRISENOX of approximately $14.0 million through September of 2002. In March 2002, we received from the European Agency for the Evaluation of Medicinal Products approval to market TRISENOX in the European Community. We commenced the launch and sale of TRISENOX in the EU during the second quarter of 2002.

We were incorporated in Washington in 1991. Our principal office is located at 501 Elliott Avenue West, Suite 400, Seattle, WA 98119. Our telephone number is (206) 282-7100. Our world wide web address is http://www.cticseattle.com. Information on our web site does not constitute part of this prospectus.

“CTI,” “XYOTAX” and “TRISENOX” are our trademarks. All other product names, trademarks and trade names referred to in this prospectus are the property of their respective owners.

Terms Of Our Exchange Offer

The following is a summary of the terms of our exchange offer. Before you decide whether to tender your existing notes in our exchange offer, you should read the detailed description of our exchange offer in the section of this prospectus entitled “The Exchange Offer” beginning on page 26 and of our new notes in the section of this prospectus entitled “Description of New Notes” beginning on page 35 for further information.

Terms of our Exchange Offer
We are offering up to $102,900,000 aggregate principal amount of our new 5.75% Convertible Senior Subordinated Notes due June 15, 2008 for up to $175,000,000 aggregate principal amount of our existing 5.75% Convertible Subordinated Notes due June 15, 2008. If you elect to tender your existing notes, for each $1,000 principal amount of our existing notes that you tender in our exchange offer, you will receive from us $588 principal amount of our new notes. Our new notes will be issued in denominations of $1,000 or integral multiples of $1,000. We will pay cash for any fractional portion of a new note issuable pursuant to our exchange offer that is less than $1,000 principal amount, after aggregating all notes tendered in our exchange offer by each holder.

You may tender all, some or none of your existing notes.

Please read the section of this prospectus entitled “The Exchange Offer—Terms of the Exchange Offer” beginning on page 26 for more information.

Conversion Price
The new notes will be convertible at any time prior to maturity at a conversion price of $10 per share, subject to adjustment.

Please read the section of this prospectus entitled “Description of New Notes—Conversion Rights” beginning on page 38 for more information.

Expiration Date; Extension
Our exchange offer and the associated withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, December 17, 2002, or any subsequent date to which we extend it. We may extend the expiration date of our exchange offer for any reason. If we extend the expiration date of our exchange offer, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. You must tender your existing notes prior to the expiration of our exchange offer if you wish to participate in our exchange offer.

Please read the sections of this prospectus entitled “The Exchange Offer—Expiration Date” and “The Exchange Offer—Extensions; Amendments” beginning on page 27 for more information.

Conditions to Our Exchange Offer; Termination
Our exchange offer is subject to the registration statement covering our new notes and any post-effective amendment to the registration statement being effective under the Securities Act of 1933. Our exchange offer is also subject to other customary conditions, which we may waive prior to the expiration of our exchange offer. We reserve the right to extend, amend or terminate our exchange offer prior to our acceptance of any previously tendered existing notes if any of these conditions are not satisfied, in our reasonable judgment, prior to the expiration of our exchange offer.

Please read the section of this prospectus entitled “The Exchange Offer—Conditions for Completion of the Exchange Offer” beginning on page 31 for more information.
Withdrawal Rights
You may withdraw any or all of our existing notes that you previously tendered in our exchange offer, at any time before the expiration of our exchange offer, by delivering a written notice of withdrawal to State Street Bank and Trust Company of California, N.A., the exchange agent for our exchange offer, before the expiration of our exchange offer. If you change your mind after withdrawing any or all of our existing notes that you previously tendered in our exchange offer, you may retender any or all of your existing notes by again following the exchange offer procedures before the expiration of our exchange offer.

Please read the section of this prospectus entitled “The Exchange Offer—Withdrawal Rights” beginning on page 30 for more information.

Procedures for Tendering Existing Notes
If you hold any of our existing notes through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender any or all of your existing notes in our exchange offer and direct them to tender your existing notes. Tenders of your existing notes will be effected by book-entry transfers through the Depository Trust Company, or DTC.

If you hold any of our existing notes through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery.

If you hold your existing notes through DTC and you wish to tender any or all of your existing notes, you must tender your existing notes through DTC’s Automated Tender Offer Program (commonly known as “ATOP”). DTC participants that are accepting the exchange offer must transmit their acceptance to DTC.

Please do not send letters of transmittal to us. You should send the letters of transmittal for our exchange offer to State Street Bank and Trust Company of California, N.A., the exchange agent for our exchange offer, at one of its offices listed in the section of this prospectus entitled “The Exchange Offer—Exchange Agent” on page 34, or on the back cover of this prospectus. The exchange agent can answer your questions regarding how to tender your existing notes in our exchange offer.

Please read the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Existing Notes” beginning on page 27 for more information.
Accrued Interest on Existing Notes

Upon completion of our exchange offer, we will pay holders of our existing notes accrued and unpaid interest on any of our existing notes that are tendered and accepted for exchange in our exchange offer. The amount of accrued interest will be calculated from the last interest payment date to, but excluding, the closing date of our exchange offer.

Interest on New Notes
We will pay interest on our new notes in cash at a rate of 5.75% per year, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2003.

Our new notes may be issued with an original issue discount, referred to as OID, because their stated principal amount may exceed their fair market value issue price by more than the statutory de minimus amount. A holder of new notes, other than a holder whose new notes have amortizable bond premium or offsetting acquisition premium (as described in the section of this prospectus entitled “United States Federal Income Tax Consequences—U.S. Persons”), will be required to include any OID on the notes in gross income as it accrues, in accordance with a constant yield to maturity method over the period the new notes are held, regardless of whether such holder is a cash or accrual basis taxpayer. Please see the section of this prospectus entitled “United States Federal Income Tax Consequences—U.S. Persons” for more information.

Please read the section of this prospectus entitled “Description of New Notes—General” beginning on page 35 for more information.
Exchange Agent	State Street Bank and Trust Company of California, N.A.
Please read the section of this prospectus entitled “The Exchange Offer—Exchange Agent” on page 34 for more information.
Information Agent	Innisfree M&A Incorporated
For information regarding our exchange offer: • Banks and brokers call collect: (212) 750-5833 • All others call toll free: (888) 750-5834
Dealer Manager	CIBC World Markets Corp.
Risk Factors
You should consider carefully the matters described under “Risk Factors,” as well as other information in this prospectus and in the related letter of transmittal for our exchange offer, including the information that we have incorporated by reference into this prospectus as listed or described in the section of this prospectus entitled “Where You Can Find Additional Information” on page 77.

Deciding Whether to Tender Your Existing Notes in Our Exchange Offer

Neither we nor our directors or officers make any recommendation as to whether you should tender or refrain from tendering all or any portion of your existing notes in our exchange offer. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to tender your existing notes in our exchange offer based on your own financial position and requirements, and, if so, the aggregate amount of your existing notes that you wish to tender, after reading this prospectus and the related letter of transmittal for our exchange offer, as well as consulting with your advisors, if any.

Consequences of not Exchanging Existing Notes

If you do not exchange all of your existing notes in our exchange offer, any of our existing notes that you retain will be subordinate to our new notes following our exchange offer. Further, the liquidity and trading market for any of our existing notes that are not tendered in our exchange offer could be adversely affected if and to the extent that any of our existing notes are tendered and accepted for exchange in our exchange offer.

Please read the section of this prospectus entitled “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Existing Notes” beginning on page 34 for more information.

Tax Consequences
You are urged to consult your tax advisors regarding the specific tax consequences to you of our exchange offer.

Please read the section of this prospectus entitled “United States Federal Income Tax Considerations” beginning on page 70 for more information.

Insufficiency of Earnings to Cover Fixed Charges

Our earnings were insufficient to cover our fixed charges in the following amounts (in thousands): $23,026, $24,972, $41,481, $52,437 and $81,645 for fiscal years 1997, 1998, 1999, 2000 and 2001, respectively.

Comparison of Our New Notes and Our Existing Notes

The following is a brief summary of the terms of our new notes and our existing notes. For a more complete description of our new notes, see the section of this prospectus entitled “Description of New Notes” beginning on page 35. For a more complete description of our existing notes, see the section of this prospectus entitled “Description of Existing Notes” beginning on page 50.

	New Notes	Existing Notes
Securities	$102,900,000 principal amount of 5.75% Convertible Senior Subordinated Notes due June 15, 2008.	$175,000,000 principal amount of 5.75% Subordinated Convertible Notes due June 15, 2008.
Issuer	Cell Therapeutics, Inc.	Cell Therapeutics, Inc.
Maturity	June 15, 2008	June 15, 2008
Interest	Interest is payable on our new notes at a rate of 5.75% per year, payable in cash semi-annually on June 15 and December 15 of each year.	Interest is payable on our existing notes at a rate of 5.75% per year, payable in cash semi-annually on June 15 and December 15 of each year.
Conversion:
You have the option to convert our new notes into shares of our common stock at a conversion rate of 100 shares of common stock per $1,000 principal amount of our new notes, which is equivalent to a conversion price of $10.00 per share. The conversion rate is subject to adjustment.
You may convert our new notes at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased our new notes; provided, however, that if a new note is called for redemption or repurchase, you will be entitled to convert the new note at any time before the close of business on the date immediately preceding the date fixed for redemption or repurchase, as the case may be.

You have the option to convert our existing notes into shares of our common stock at a conversion rate of 29.4118 shares of common stock per $1,000 principal amount of existing notes, which is equivalent to a conversion price of approximately $34.00 per share. The conversion rate is subject to adjustment.
You may convert our existing notes at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased our existing notes; provided, however, that if an existing note is called for redemption or repurchase, you will be entitled to convert the existing note at any time before the close of business on the date immediately preceding the date fixed for redemption or repurchase, as the case may be.

Ranking
Our new notes are senior to our existing notes, but subordinated to our present and future senior debt. As of September 30, 2002, we had approximately $4.7 million of senior debt outstanding. Our new notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2002, our subsidiaries had approximately $3.0 million of indebtedness and other liabilities outstanding to which our new notes would have been effectively subordinated if they had been outstanding at such time, approximately $1.2 million of which is included in the $4.7 million of senior debt described above. The indenture governing

Our existing notes are subordinated to our present and future senior debt and will be subordinated to our new notes. As of September 30, 2002, we had approximately $4.7 million of senior debt outstanding. Our existing notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2002, our subsidiaries had $3.0 million of indebtedness and other liabilities outstanding to which our existing notes were effectively subordinated, approximately $1.2 million of which is included in the $4.7 million of senior debt described above. The indenture governing our existing notes does not restrict our

	our new notes does not restrict our incurrence of indebtedness, including senior debt, or our subsidiaries’ incurrence of indebtedness.	incurrence of indebtedness, including senior debt, or our subsidiaries’ incurrence of indebtedness.
Optional Redemption	Same as our existing notes. See “Description of New Notes—Optional Redemption by CTI.”

We may redeem our existing notes, at our option, in whole or in part, on or after June 21, 2004, at the redemption prices listed in this prospectus in the section of this prospectus entitled “Description of Existing Notes—Optional Redemption by CTI” plus accrued interest to, but excluding, the redemption date.

Provisional Redemption

Same as our existing notes, except that, upon any provisional redemption, we will make an additional payment in cash or, at our option, common stock, or in a combination of cash and common stock, with respect to the new notes called for redemption in an amount equal to $86.25 per $1,000 principal

We may redeem our existing notes, in whole or in part, at any time before June 21, 2004, at a redemption price equal to $1,000 per $1,000 principal amount of the existing notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption if:

	amount of the new notes, less the amount of any interest actually paid on the new notes before the date of redemption.	•

the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice; and

•
the registration statement pursuant to which our existing notes and shares of common stock issuable upon conversion of the existing notes were registered is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required.

Upon any provisional redemption, we will make an additional payment in cash or, at our option, common stock, or in a combination of cash and common stock, with respect to the existing notes called for redemption in an amount equal to $172.50 per $1,000 principal amount of the existing notes, less the amount of any interest actually paid on the existing notes before the date of redemption. Any such payment in common stock will be made assuming a valuation of our common stock as described above. We are obligated to make this additional payment on all existing notes called for provisional redemption, including any existing notes converted after the notice date and before the provisional redemption date.
Optional Redemption	Same as our existing notes. See “Description of New Notes—Optional Redemption by CTI.”

We may redeem our existing notes, at our option, in whole or in part, on or after June 21, 2004, at the redemption prices listed in this prospectus in the section of this prospectus entitled “Description of Existing Notes—Optional Redemption by CTI” plus accrued interest to, but excluding, the redemption date.

Provisional Redemption
Same as our existing notes, except that, upon any provisional redemption, we will make an additional payment in cash or, at our option, common stock, or in a combination of cash and common stock, with respect to the new notes called for redemption in an amount equal to $86.25 per $1,000 principal

We may redeem our existing notes, in whole or in part, at any time before June 21, 2004, at a redemption price equal to $1,000 per $1,000 principal amount of the existing notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption if:

	amount of the new notes, less the amount of any interest actually paid on the new notes before the date of redemption.	•

the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice; and

•
the registration statement pursuant to which our existing notes and shares of common stock issuable upon conversion of the existing notes were registered is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required.

Upon any provisional redemption, we will make an additional payment in cash or, at our option, common stock, or in a combination of cash and common stock, with respect to the existing notes called for redemption in an amount equal to $172.50 per $1,000 principal amount of the existing notes, less the amount of any interest actually paid on the existing notes before the date of redemption. Any such payment in common stock will be made assuming a valuation of our common stock as described above. We are obligated to make this additional payment on all existing notes called for provisional redemption, including any existing notes converted after the notice date and before the provisional redemption date.
Repurchase at Option of Holders Upon a Change in Control	Same as our existing notes.

Upon a change in control, you will have the right, subject to various conditions and restrictions, to require us to repurchase your existing notes, in whole or in part, at 100% of their principal amount, plus accrued interest to the repurchase date. The repurchase price is payable in cash or, at our option, in shares of common stock. However, we, or the successor entity in the change in control transaction, may pay the repurchase price in common stock only if the conditions provided in the indenture governing our existing notes are satisfied. If the repurchase price is paid in common stock, the common stock will be valued at 95% of the average of the high and low sales prices of the common stock for each of the five trading days ending with the third trading day prior to the repurchase date. A change in control could be an event of default under our senior debt. In those circumstances, the subordination provisions of the indenture under which the existing notes were issued would likely prevent us from repurchasing the existing notes until the senior debt is paid in full.

Questions and Answers About Our Exchange Offer

Q:    Why are you making your exchange offer?

A:	We believe our exchange offer will strengthen our financial position, improve our capital structure and reduce our cash expenditure, without adversely affecting our product development programs, by:

•	eliminating up to $72.1 million principal amount of existing notes;

•	reducing our interest expense by up to $4.1 million per year and up to $22.7 million in the aggregate through June 2008; and

•	increasing the likelihood that current holders of our existing notes will elect to convert their new notes into shares of our common stock due to the lower conversion price per share.

Q:    What is the potential dilution to common equity attributable to your new notes?

A:
We have reserved up to 5,142,935 additional shares of our common stock for issuance upon conversion of our new notes. Previously, we reserved 5,147,065 shares of our common stock for issuance upon conversion of our existing notes. In May 2002, our board of directors authorized a stock repurchase program for up to three million shares of our common stock. Repurchases were made in the open market at the discretion of our management. Through November 15, 2002, approximately 2.6 million shares had been repurchased and retired for a total cost of $16.4 million.

Q:    Is your exchange offer conditioned upon a minimum number of your existing notes being tendered in your exchange offer?

A:	No.

Q:    How soon must I act if I decide to tender my existing notes in your exchange offer?

A:
Unless we extend the expiration date, our exchange offer will expire at 12:00 midnight, New York City time, on Tuesday, December 17, 2002. The exchange agent for our exchange offer must receive all required documents and instructions from you before that time or you will not be able to participate in our exchange offer.

Q:    What happens if I do not tender my existing notes in your exchange offer?

A:
You will keep your existing notes, but they will be subordinate to our new notes, so our new notes will be senior in right of payment and preference to your existing notes. In addition, if a significant number of our existing notes are tendered and accepted for exchange in our exchange offer, the liquidity and the trading market for our existing notes will likely be impaired.

Q:    What should I do if I have additional questions about your exchange offer?

A:
If you have any questions about our exchange offer, need additional copies of our exchange offer materials, or otherwise need assistance in connection with our exchange offer, please contact the information agent for our exchange offer at the address and telephone number listed below.

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, New York 10022

Banks and brokers call collect: (212) 750-5833
All others call toll free: (888) 750-5834

Special Note Regarding Forward Looking Statements

This prospectus, including the sections entitled “Summary” and “Risk Factors,” contains forward-looking information. This forward-looking information is subject to risks and uncertainties including the factors listed under “Risk Factors,” as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Risk Factors

You should carefully consider the risks described below before you decide whether to tender your existing notes in our exchange offer. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. In that case, the trading price of our existing notes, our new notes and our common stock could decline.

Risks Related To CTI

We may continue to incur net losses, and we may never achieve profitability.

We were incorporated in 1991 and have incurred a net operating loss every year. As of September 30, 2002, we had an accumulated deficit of approximately $371 million. We may never become profitable, even if we are able to commercialize additional products. We will need to conduct significant research, development, testing and regulatory compliance activities that, together with projected selling, general and administrative expenses, may result in greater operating losses for at least the next several years. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

If we do not successfully develop additional products, we may be unable to generate additional revenue.

We have only one product, TRISENOX, for relapsed or refractory acute promyelocytic leukemia, or APL, that has received marketing approval to date. Our leading drug candidates, TRISENOX for other indications, XYOTAX and PG-CPT, are currently in clinical trials. These clinical trials of the drug candidates involve the testing of potential therapeutic agents, or effective treatments, in humans in three phases to determine the safety and efficacy of the drug candidates necessary for an approved drug. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Even if our drugs progress successfully through initial human testing, they may fail in later stages of development. A number of companies in the pharmaceutical industry, including us, have suffered significant setbacks in advanced clinical trials, even after reporting promising results in earlier trials. For example, in our first phase III human trial for lisofylline, completed in March 1998, we failed to meet our two primary endpoints, or goals, even though we met our endpoints in two earlier phase II trials for lisofylline. As a result, we are no longer developing lisofylline as a potential product. In addition, data obtained from clinical trials are susceptible to varying interpretations. Government regulators and our collaborators may not agree with our interpretation of our future clinical trial results. The clinical trials of TRISENOX, XYOTAX and PG-CPT or any of our future drug candidates may not be successful.

Many of our drug candidates are still in research and preclinical development, which means that they have not yet been tested on humans. We will need to commit significant time and resources to develop these and additional product candidates. We are dependent on the successful completion of clinical trials and obtaining regulatory approval in order to generate revenues. The failure to generate such revenues may preclude us from continuing our research and development of these and other product candidates.

Even if our drug candidates are successful in clinical trials, we may not be able to successfully commercialize them.

Since our inception in 1991, we have dedicated substantially all of our resources to the research and development of our technologies and related compounds. With the exception of TRISENOX for relapsed or refractory acute promyelocytic leukemia, or APL, all of our compounds currently are in research or development, and none has been submitted for marketing approval. Our other compounds may not enter human clinical trials on a timely basis, if at all, and we may not develop any product candidates suitable for commercialization.

Prior to commercialization, each product candidate will require significant additional research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may:

•	be found ineffective or cause harmful side effects during preclinical testing or clinical trials;

•	fail to receive necessary regulatory approvals;

•	be difficult to manufacture on a large scale;

•	be uneconomical to produce;

•	fail to achieve market acceptance; or

•	be precluded from commercialization by proprietary rights of third parties.

Our product development efforts or our collaborative partners’ efforts may not be successfully completed and we may not obtain required regulatory approvals. Any products, if introduced, may not be successfully marketed nor achieve customer acceptance.

Because we based several of our drug candidates on unproven novel technologies, we may never develop them into commercial products.

We base many of our product candidates upon novel delivery technologies that we are using to discover and develop drugs for the treatment of cancer. These technologies have not been proven. Furthermore, preclinical results in animal studies may not predict outcome in human clinical trials. Our product candidates may not be proven safe or effective. If these technologies do not work, our drug candidates may not develop into commercial products.

We may not complete our clinical trials in the time expected, which could delay or prevent the commercialization of our products.

Although for planning purposes we forecast the commencement and completion of clinical trials, the actual timing of these events can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions and the rate of patient enrollment. Clinical trials involving our product candidates may not commence nor be completed as forecasted. We have limited experience in conducting clinical trials. In certain circumstances we rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products. In addition, certain clinical trials for our products will be conducted by government-sponsored agencies and consequently will be dependent on governmental participation and funding. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. These trials may not commence or be completed as we expect. They may not be conducted successfully. Failure to commence or complete, or delays in, any of our planned clinical trials could delay or prevent the commercialization of our products and harm our business.

If we fail to adequately protect our intellectual property, our competitive position could be harmed.

Development and protection of our intellectual property are critical to our business. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies. Our success depends in part on our ability to:

•	obtain patent protection for our products or processes both in the United States and other countries;

•	protect trade secrets; and

•	prevent others from infringing on our proprietary rights.

In particular we believe that linking our polymers to existing drugs may yield patentable subject matter.

We do not believe that our polymer-drug conjugates will infringe any third-party patents covering the underlying drug. However, we may not receive a patent for our polymer conjugates and we may be challenged by the holder of a patent covering the underlying drug.

The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotech patents. If it allows broad claims, the number and cost of patent interference proceedings in the U.S. and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease.

Patent applications in which we have rights may never issue as patents and the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. Litigation, interference proceedings or other governmental proceedings that we may become involved in with respect to our proprietary technologies or the proprietary technology of others could result in substantial cost to us. Patent litigation is widespread in the biotechnology industry, and any patent litigation could harm our business. Costly litigation might be necessary to protect our orphan drug designations or patent position or to determine the scope and validity of third party proprietary rights, and we may not have the required resources to pursue such litigation or to protect our patent rights. An adverse outcome in litigation with respect to the validity of any of our patents could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using a product or technology.

We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Third parties may independently develop such know-how or otherwise obtain access to our technology. While we require our employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored.

If any of our license agreements for intellectual property underlying TRISENOX, XYOTAX or any other products are terminated, we may lose our rights to develop or market that product.

Patents issued to third parties may cover our products as ultimately developed. We may need to acquire licenses to these patents or challenge the validity of these patents. We may not be able to license any patent rights on acceptable terms or successfully challenge such patents. The need to do so will depend on the scope and validity of these patents and ultimately on the final design or formulation of the products and services that we develop.

We have licensed intellectual property, including patent applications from Memorial Sloan-Kettering Cancer Center, Samuel Waxman Cancer Research Foundation, Beijing Medical University and others, including the intellectual property underlying TRISENOX. We have also in-licensed the intellectual property relating to our polymer drug delivery technology, including XYOTAX. Some of our product development programs depend on our ability to maintain rights under these licenses. Each licensor has the power to terminate its agreement with us if we fail to meet our obligations under that license. We may not be able to meet our obligations under these licenses. If we default under any of these license agreements, we may lose our right to market and sell any products based on the licensed technology.

Our products could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we are not successful, could cause us to pay substantial damages and prohibit us from selling our products.

Although we attempt to monitor the patent filings of our competitors in an effort to guide the design and development of our products to avoid infringement, third parties may challenge the patents that have been issued or licensed to us. We may have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that our products infringe a third party’s patents. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns.

Our limited operating experience may cause us difficulty in managing our growth and could seriously harm our business.

As a result of additional trials for TRISENOX for indications other than relapsed or refractory APL and clinical trials currently underway for XYOTAX and our other products in development, we will need to expand our operations in various areas, including our management, regulatory, clinical, financial and information systems and other elements of our business process infrastructure. We expect to add additional key personnel in these areas in the future. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources. We will not be able to increase revenues or control costs unless we continue to improve our operational, financial, regulatory and managerial systems and processes, and expand, train and manage our work force.

If we fail to keep pace with rapid technological change in the biotechnology and pharmaceutical industries, our products could become obsolete.

Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses incurred in connection with developing these products.

We face direct and intense competition from our rivals in the biotechnology and pharmaceutical industries and we may not compete successfully against them.

The biotechnology and pharmaceutical industries are intensely competitive. We have numerous competitors in the United States and elsewhere. Our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations, than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products.

Our competitors may succeed in developing or licensing technologies and drugs that are more effective or less costly than any we are developing. Our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before we do. In particular, we face direct competition from many companies focusing on delivery technologies. Drugs resulting from our research and development efforts, if approved for sale, may not compete successfully with our competitors’ existing products or products under development.

We may need to raise additional funds in the future, and they may not be available on acceptable terms, or at all.

We expect that our existing capital resources and the interest earned thereon will enable us to maintain our current and planned operations through at least mid 2004. Beyond that time, if our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds to continue the development of our technologies and complete the commercialization of products, if any, resulting from our technologies. We will require substantial funds to: (1) continue our research and development programs, (2) in-license or acquire additional technologies, (3) conduct preclinical studies and clinical trials and (4) pay interest and principal on our convertible debt maturing in 2008. We may need to raise additional capital to fund our operations repeatedly. We may raise such capital through public or private equity financings, partnerships, debt financings, bank borrowings, or other sources. Our capital requirements will depend upon numerous factors, including the following:

•	the establishment of additional collaborations;

•	the development of competing technologies or products;

•	changing market conditions;

•	the cost of protecting our intellectual property rights;

•	the purchase of capital equipment;

•
the progress of our drug discovery and development programs, the progress of our collaborations and receipt of any option/license, milestone and royalty payment resulting from those collaborations; and

•	in-licensing and acquisition opportunities.

Additional funding may not be available on favorable terms or at all. If adequate funds are not otherwise available, we may curtail operations significantly. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, drug candidates, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, you may experience dilution of your proportionate ownership of the company.

Our stock price is extremely volatile, which may affect our ability to raise capital in the future.

The market price for securities of biopharmaceutical and biotechnology companies, including our common stock, historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. For example, during the twelve months ended September 30, 2002, our stock price has ranged from a low of $2.70 to a high of $34.01. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings.

Factors that may have a significant impact on the market price and marketability of our common stock include:

•	announcements of technological innovations or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors;

•	our quarterly operating results;

•	announcements by us or others of results of preclinical testing and clinical trials;

•	developments or disputes concerning patent or other proprietary rights;

•	developments in our relationships with collaborative partners;

•	acquisitions;

•	litigation;

•	adverse legislation, including changes in governmental regulation and the status of our regulatory approvals or applications;

•	third-party reimbursement policies;

•	changes in securities analysts’ recommendations;

•	changes in health care policies and practices;

•	economic and other external factors; and

•	general market conditions.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business in order to respond to the litigation.

We may be unable to attain the raw materials necessary to produce our XYOTAX product candidate in sufficient quantity to meet demand when and if such product is approved.

Paclitaxel is derived from certain varieties of yew trees. Supply of yew trees is tightly controlled by a limited number of companies. We cannot be sure that we will be able to continue to purchase the materials necessary to produce XYOTAX in adequate volume and quality. We purchase the majority of the paclitaxel we need from a single vendor. Should the paclitaxel purchased from this source prove to be insufficient in quantity or quality, or should this relationship terminate, there can be no assurance that we will be able to enter into a similar agreement with an alternate source.

Our dependence on third party manufacturers means that we may not have sufficient control over the manufacture of our products.

We currently do not have internal facilities for the manufacture of any of our products for clinical evaluation or commercial production. In addition, TRISENOX, our first commercial product, is currently manufactured by a single vendor. We will need to develop additional manufacturing resources, enter into collaborative arrangements with other parties that have established manufacturing capabilities or elect to have other third parties manufacture our products on a contract basis. We are dependent on such collaborators or third parties to supply us in a timely way with products manufactured in compliance with standards imposed by the FDA and foreign regulatory authorities. The manufacturing facilities of contract manufacturers may not comply with applicable manufacturing regulations of the FDA nor meet our requirements for quality, quantity or timeliness. Another of our products under development, XYOTAX, is complex to manufacture, which may prevent us from obtaining a sufficient supply for the increased clinical trials that are currently planned or underway.

We may face difficulties in achieving acceptance of our products in the market if we do not continue to expand our sales and marketing infrastructure.

We currently are marketing TRISENOX with our direct sales force. Because the oncology market is highly concentrated and many prospective clients are unfamiliar with TRISENOX, we have expanded our sales and marketing infrastructure in order to increase market awareness of this product. In addition, if we market and sell products other than TRISENOX, we would need to further expand our marketing and sales force with sufficient technical expertise and distribution capacity. Competition for these individuals is intense, and we may not be able to hire the experience required and number of sales personnel we need. If we are unable to continue to expand our direct sales operations and train new sales personnel as rapidly as necessary, we may not be able to increase market awareness and sales of our products, which may prevent us from growing our revenues and achieving and maintaining profitability.

If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to pursue collaborations or develop our own products.

We are highly dependent on Dr. James A. Bianco, our Chief Executive Officer, and Dr. Jack Singer, our Executive Vice President, Research Program Chairman. The loss of these principal members of our scientific or management staff, or failure to attract or retain other key scientific personnel employees, could prevent us from pursuing collaborations or developing our products and core technologies. Recruiting and retaining qualified scientific personnel to perform research and development work are critical to our success. There is intense competition for qualified scientists and managerial personnel from numerous pharmaceutical and biotechnology companies, as well as from academic and government organizations, research institutions and other entities. In addition, we rely on consultants and advisors, including our scientific and clinical advisors, to assist us in formulating our research and development strategy. All of our consultants and advisors are employed by other employers or are self-employed, and have commitments to or consulting or advisory contracts with other entities that may limit their availability to us.

We are subject to extensive government regulation, including the requirement of approval before our products may be marketed.

The FDA has approved only one of our products, TRISENOX, for sale in the United States, for relapsed or refractory APL. Additionally, the European Commission, or EC, has approved the sale of TRISENOX in Europe for the same indication. Before we can market TRISENOX for other indications, we must obtain FDA and EC approval. Our other products are in development, and will have to be approved by the FDA and EC before they can be marketed in the United States and Europe. If the FDA or EC do not approve our products and any additional indications for marketed products in a timely fashion, or do not approve them at all, our business and financial condition may be adversely affected.

In addition, we and our products are subject to comprehensive regulation by the FDA and EC both before and after products are approved for marketing. The FDA and EC regulates, for example, research and development, including preclinical and clinical testing, safety, effectiveness, manufacturing, labeling, advertising, promotion, export, and marketing of our products. Our failure to comply with regulatory requirements may result in various adverse consequences including FDA and EC delay in approving or refusal to approve a product, recalls, withdrawal of an approved product from the market, and/or the imposition of civil or criminal sanctions.

Because there is a risk of product liability associated with our products, we face potential difficulties in obtaining insurance.

Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceutical products, and we may not be able to avoid significant product liability exposure. While we have insurance covering product use in our clinical trials, and currently have product liability insurance for TRISENOX, it is possible that we will not be able to maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop. A successful product liability claim in excess of our insurance coverage could exceed our net worth.

Uncertainty regarding third party reimbursement and health care cost containment initiatives may limit our returns.

The ongoing efforts of governmental and third party payors to contain or reduce the cost of health care will affect our ability to commercialize our products successfully. Governmental and other third party payors are increasingly attempting to contain health care costs by:

•	challenging the prices charged for health care products and services;

•	limiting both coverage and the amount of reimbursement for new therapeutic products;

•	denying or limiting coverage for products that are approved by the FDA but are considered experimental or investigational by third-party payors; and

•	refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

In addition, the trend toward managed health care in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products.

Even if we succeed in bringing any of our proposed products to the market, they may not be considered cost-effective and third party reimbursement might not be available or sufficient. If adequate third party coverage is not available, we may not be able to maintain price levels sufficient to realize an appropriate return on our investment in research and product development. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after any of our proposed products are approved for marketing. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could make it difficult or impossible to sell our products. TRISENOX has been reimbursed by third party payors, but there is no guarantee this reimbursement will continue.

Since we use hazardous materials in our business, we may be subject to claims relating to improper handling, storage or disposal of these materials.

Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, we could be held liable for any damages that result and any such liability not covered by insurance could exceed our resources. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

We may not be able to conduct animal testing in the future which could harm our research and development activities.

Certain of our research and development activities involve animal testing. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas. To the extent the activities of these groups are successful, our business could be materially harmed by delaying or interrupting our research and development activities.

Because our charter documents contain certain anti-takeover provisions and we have a rights plan, it may be more difficult for a third party to acquire us, and the rights of some shareholders could be adversely affected.

Our Restated Articles of Incorporation and Bylaws contain provisions that may make it more difficult for a third party to acquire or make a bid for us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, shares of our preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock. In addition, we have adopted a shareholder rights plan that, along with certain provisions of our Restated Articles of Incorporation, may have the effect of discouraging certain transactions involving a change of control of the company.

Risks Related To Our New Notes

Our new notes will be subordinated to our other existing and any future senior debt, but senior in payment to our existing notes.

Our new notes will be unsecured and subordinated in right of payment to all of our existing and future senior debt. As of September 30, 2002 we had $4.7 million of senior debt outstanding. Our new notes will be senior in right of payment to our existing notes. As a result of such subordination, in the event of our bankruptcy, liquidation or reorganization, or upon acceleration of our new notes due to an event of default and in specific other events, our assets will be available to pay obligations on our new notes only after all senior debt has been paid in full. There may not be sufficient assets remaining to pay amounts due on any of our new notes that are then outstanding. Our new notes also will be effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. As of September 30, 2002, our subsidiaries had approximately $3.0 million of indebtedness and other liabilities outstanding to which our new notes would have been effectively subordinated if they had been outstanding at that time, approximately $1.2 million of which is included in the $4.7 million of senior debt described above. The indenture governing our new notes will not prohibit or limit the incurrence of senior debt or the incurrence of other debt and other liabilities by us or our subsidiaries. The incurrence of additional senior debt and other liabilities by us or our subsidiaries could impede our ability to pay obligations on our new notes.

We anticipate that from time to time we will incur additional debt, including senior indebtedness. See “Description of New Notes—Subordination.”

We may be unable to repurchase our new notes.

At maturity, the entire outstanding principal amount of our new notes will become due and payable. In addition, if we experience a change in control, each holder of our new notes may require us to repurchase all or a portion of that holder’s new notes. At maturity or if we experience a change in control, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due on our new notes then outstanding. Our borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repurchases of our new notes. If the maturity date or change in control occurs at a time when our other arrangements prohibit us from repurchasing our new notes, we could try to obtain the consent of the lenders under those arrangements to purchase our new notes, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repurchase our new notes. In that case, our failure to repurchase any tendered new notes or notes due upon maturity would constitute an event of default under the indenture governing our new notes. Any such default, in turn, may cause a default under the terms of our senior debt. As a result, in those circumstances, the subordination provisions of the indenture governing our new notes would, absent a waiver, prohibit any repurchase of our new notes until we pay the senior debt in full.

We may be unable to generate sufficient cash flow from which to make payments on our new notes.

We expect to incur substantial net operating losses for the foreseeable future. We may not become profitable or sustain profitability in the future. Accordingly, we may not have sufficient funds to make payments on our new notes. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of our new notes.

There is no public market for our new notes and restrictions on transfer of our new notes and the common stock issuable upon conversion of our new notes may significantly impair the liquidity of our new notes.

While our new notes will be eligible for trading in the PORTAL market, there is no public market for our new notes. Accordingly, we cannot assure you as to:

•	the liquidity of any such market that may develop;

•	your ability to sell our new notes; or

•	the price at which you would be able to sell our new notes.

If such a market were to exist, our new notes could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. Purchasers of our new notes are not obligated to make a market in our new notes, and any such market-making activities that occur could be discontinued at any time. In addition, any market-making activities will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, no assurance can be given as to the development or liquidity of any market for our new notes. We do not presently intend to apply for the listing of our new notes on any securities exchange or for inclusion of our new notes in the automated quotation system of the National Association of Securities Dealers, Inc.

The new notes may not be rated or may receive a lower rating than anticipated.

We believe it is unlikely that the new notes will be rated. However, if one or more rating agencies rate the new notes and assign the new notes a rating lower than the rating expected by investors, or reduce the rating of the new notes in the future, the market price of the new notes and our common stock may be adversely affected.

We expect the trading price of our new notes and the underlying common stock to be highly volatile, which could adversely affect the market price of our new notes and the underlying common stock.

Since our common stock has been publicly traded, its market price has fluctuated significantly and may continue to do so in the future. Significant fluctuations in the market price of our new notes and our common stock underlying our new notes may occur in response to various factors and events, including, among other things:

•	the depth and liquidity of the trading market for our new notes or our common stock;

•	quarterly variations in our actual or anticipated operating results;

•	changes in estimates of our financial results and prospects by securities analysts;

•	market conditions in the drug industry;

•	announcements and performance by our competitors;

•	regulatory actions; and

•	general economic conditions.

In addition, stock markets have experienced extreme price volatility in recent years. In the past, our common stock has experienced volatility not necessarily related to announcements of our financial performance. Broad market fluctuations may also adversely affect the market price of our new notes and underlying common stock.

In the event that we experience a change in control after the expiration date of our exchange offer, holders of our new notes will receive substantially less than holders of our existing notes to the extent that a holder elects to exercise his or her repurchase right.

In the event that we experience a change in control prior to the expiration date of our exchange offer, holders of our existing notes would have the right to receive, to the extent they elected to exercise their repurchase right, $175,000,000 in aggregate principal amount as a result of such a change in control. In the event that we experience a change in control after the expiration date of our exchange offer and 100% of the holders of our existing notes tendered into our exchange offer, holders of our new notes would have the right to receive, to the extent they elected to exercise their repurchase right, $102,900,000 in aggregate principal amount as a result of such a change in control.

Price Range of Common Stock

Our common stock is traded on the Nasdaq National Market under the symbol “CTIC.” The following table sets forth, for the periods indicated, the high and low reported sales prices per share of our common stock as reported on the Nasdaq National Market.

	High	Low
Fiscal year ended December 31, 2000
First Quarter	$52.00	$5.31
Second Quarter	33.50	10.50
Third Quarter	68.25	26.38
Fourth Quarter	77.25	30.50
Fiscal year ended December 31, 2001
First Quarter	$49.00	$12.50
Second Quarter	34.81	14.50
Third Quarter	32.63	20.18
Fourth Quarter	34.70	22.50
Fiscal year ended December 31, 2002
First Quarter	$27.45	$19.31
Second Quarter	25.50	4.57
Third Quarter	5.89	2.68
Fourth Quarter (through December 13, 2002)	9.85	3.85

On December 13, 2002, the last reported sale price of our common stock was $7.57 per share. As of December 13, 2002, there were approximately 276 holders of record of our common stock.

Our new notes will not be listed on any national securities exchange or included in any automated quotation system, but they will be eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc.

Dividend Policy

We have not declared or paid any cash dividends on our capital stock since inception. We currently intend to retain all of our cash and any future earnings to finance the growth and development of our business and therefore do not expect to pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant.

Capitalization

The following table sets forth the consolidated unaudited capitalization of Cell Therapeutics:

•	at September 30, 2002;

•
as adjusted to give effect to the issuance of the new notes in the exchange offer on the assumption that $175.0 million principal amount of the existing notes are validly tendered and accepted for exchange;

•
as adjusted to reflect a net gain of $66.4 million on the assumed early extinguishment of all of the existing notes. This net gain is based on the estimated fair value of the new notes of $102.9 million which is par value and our current debt issue costs of $5.7 million. If the new notes are issued at an original issue discount or premium, the net gain and carrying value of the debt will be adjusted by the amount of the discount or premium. This extinguishment of debt will result in the recognition of a gain in our statement of operations in the period in which the exchange offer is consummated.

To the extent that existing notes are not validly tendered or accepted in the exchange offer, the amount attributed to the new notes would decrease and the amount attributed to the existing notes would increase and the accumulated deficit would increase. The financial data at September 30, 2002 in the following table are derived from our unaudited financial statements.

	September 30, 2002
	Actual	As Adjusted (2)
	(dollars in thousands)
Long-term debt, less current portion:
5.75% Convertible Senior Subordinated Notes due 2008 (new notes)	$—	$102,900
5.75% Convertible Subordinated Notes due 2008 (existing notes)	175,000	—
Other long-term debt	3,046	3,046

Total long-term debt	178,046	105,946

Shareholders’ equity:
Preferred Stock, no par value:
Authorized shares—10,000,000
Series C, 100,000 shares designated, none issued or outstanding	—	—
Series D, 10,000 shares designated, none issued or outstanding	—	—
Common Stock, no par value:
Authorized shares—100,000,000
Issued and outstanding shares—32,691,222 (1)	384,044	384,044
Notes receivable from officers	(225)	(225)
Accumulated other comprehensive loss	(1,043)	(1,043)
Accumulated deficit	(370,992)	(304,596)

Total shareholders’ equity	11,784	78,180

Total capitalization	$189,830	$184,126

(1)
Excludes (a) 5,460,295 shares issuable upon exercise of options outstanding as of September 30, 2002, (b) 1,219,026 additional shares authorized for issuance under our stock option plan as of September 30, 2002, (c) 235,938 shares authorized for issuance under our employee stock purchase plan as of September 30, 2002, (d) 5,147,065 shares issuable upon conversion of the existing notes, and (e) an additional 5,142,935 (amounting to an aggregate of 10,290,000) shares issuable upon conversion of the new notes being offered by this prospectus.

(2)	Excludes the impact of cash payments for any fractional portion of existing notes that are not exchanged for new notes in denominations of $1,000 principal amount and integral multiples thereof.

Selected Consolidated Financial Data

The selected consolidated operating data for the fiscal years ended December 31, 2001, 2000 and 1999 and the consolidated balance sheet data as of December 31, 2001 and 2000 are derived from our audited consolidated financial statements audited by Ernst & Young LLP, independent auditors, which are incorporated by reference in this prospectus. Please refer to the complete consolidated financial statements and related existing notes for more information. The selected consolidated operating data for the fiscal years ended December 31, 1998 and 1997 and the selected balance sheet data as of December 31, 1999, 1998 and 1997 have been derived from our consolidated financial statements audited by Ernst & Young LLP that are not included or incorporated by reference in this prospectus. The selected consolidated operating data for the nine months ended September 30, 2002 and September 30, 2001 and the consolidated balance sheet data as of September 30, 2002 are derived from our unaudited consolidated financial statements, and includes, in the opinion of management, all adjustments, including normal recurring adjustments, necessary to present fairly the results of operations and financial position for the periods presented. These results are not necessarily indicative of the results that may be expected for future periods.

	Years Ended December 31,					Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except per share amounts)					(in thousands, except per share amounts)
Operating Data:
Revenues:
Product sales	$—	$—	$—	$502	$6,130	$3,819	$7,364
Collaboration agreements	11,831	13,200	—	—	—	—	—
License and contract revenue	—	—	—	—	106	—	1,576

Total revenues	11,831	13,200	—	502	6,236	3,819	8,940

Operating expenses:
Cost of product sold	—	—	—	19	394	292	389
Research and development	27,285	29,942	27,682	26,574	44,669	26,182	44,063
Selling, general and administrative	10,090	10,889	9,788	20,421	35,268	23,010	35,410
Amortization of purchased intangibles	—	—	—	9,390	9,390	7,042	5,026

Total operating expenses	37,375	40,831	37,470	56,404	89,721	56,526	84,888

Loss from operations	(25,544)	(27,631)	(37,470)	(55,902)	(83,485)	(52,707)	(75,948)

Other income (expense):
Investment income	2,895	3,094	1,692	4,517	9,200	7,044	4,026
Interest expense	(377)	(435)	(502)	(544)	(5,988)	(3,123)	(8,518)

Net loss	(23,026)	(24,972)	(36,280)	(51,929)	(80,273)	(48,786)	(80,440)
Preferred stock dividend	—	—	(5,201)	(508)	(1,372)	(372)	—

Net loss applicable to common shareholders	$(23,026)	$(24,972)	$(41,481)	$(52,437)	$(81,645)	$(49,158)	$(80,440)

Basic and diluted net loss per common share	$(1.98)	$(1.62)	$(2.67)	$(2.07)	$(2.41)	$(1.46)	$(2.36)

Shares used in computation of basic and diluted net loss per common share	11,634	15,410	15,552	25,345	33,822	33,696	34,099

Ratio of earnings to fixed charges (1)	—	—	—	—	—	—	—

(1)
Computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, “earnings” consist of loss before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. For the years ended December 31, 1997, 1998, 1999, 2000 and 2001, earnings from continuing operations were not sufficient to cover fixed charges by $ 23,026, $24,972, $41,481, $52,437, and $81,645, respectively. For the nine months ended September 30, 2001 and 2002, earnings from continuing operations were not sufficient to cover fixed charges by $49,158 and $80,440, respectively.

	At December 31,					At September 30, 2002
	1997	1998	1999	2000	2001
	(in thousands, except per share data)
Balance Sheet Data:
Cash, cash equivalents, securities available-for-sale and interest receivable	$70,444	$47,072	$24,248	$156,434	$259,421	$171,068
Current assets	74,229	51,247	24,996	157,492	265,443	176,776
Noncurrent assets	6,204	6,909	5,852	32,619	38,307	36,354
Total assets	80,433	58,156	30,848	190,111	303,750	213,130
Current liabilities	6,535	7,104	7,291	11,108	15,301	21,327
Working capital	67,594	44,143	17,705	146,384	250,142	155,449
Convertible subordinated notes	—	—	—	—	175,000	175,000
Other long-term obligations, less current portion	2,039	3,888	2,653	1,060	3,892	5,019
Total long-term obligations, less current portion	2,039	3,888	2,653	1,060	178,892	180,019
Accumulated deficit	(97,098)	(122,070)	(158,350)	(210,279)	(290,552)	(370,992)
Total shareholders’ equity	71,760	47,165	20,904	177,943	109,557	11,784
Book value per share	4.67	3.04	1.34	5.30	3.13	0.36
Pro forma book value per share	—	—	—	—	—	2.39

The Exchange Offer

Terms of the Exchange Offer

This prospectus and the related letter of transmittal for the exchange offer set forth the terms and conditions of the exchange offer.

We are making this exchange offer because we believe the exchange offer will strengthen our financial position, improve our capital structure and reduce our cash expenditure, without adversely affecting our product development programs, by:

•	eliminating up to $72.1 million principal amount of existing notes;

•	reducing our interest expense by up to $4.1 million per year and up to $22.7 million in the aggregate through June 2008; and

•	increasing the likelihood that current holders of existing notes will elect to convert their new notes into shares of our common stock, due to the lower conversion rate.

Under the exchange offer, we are offering to exchange $588 principal amount of the new notes for each $1,000 principal amount of any existing notes that are validly tendered on the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal for the exchange offer. As of the date of this prospectus, $175,000,000 aggregate principal amount of the existing notes are outstanding. At the time the new notes are issued on the closing date of the exchange offer, we will pay to holders of existing notes tendered in the exchange offer all interest that is due and payable on such existing notes to, but excluding, the closing date for the exchange offer. Interest on the new notes will begin to accrue as of the closing date of the exchange offer.

You may tender all, some or none of your existing notes.

Holders must tender existing notes in a principal amount of $1,000 or integral multiples of $1,000. The new notes will be issued in denominations of $1,000 principal amount or integral multiples thereof. We will pay cash for any fractional portion of any new note that is less than $1,000 principal amount as a result of the exchange offer. We will pay accrued and unpaid interest on the existing notes tendered in the exchange offer in cash.

The exchange offer is not being made to, and we will not accept tenders of existing notes from, holders of existing notes in any jurisdiction in which the exchange offer, or the acceptance of the exchange offer, would not be in compliance with the securities or “blue sky” laws of that jurisdiction.

Our board of directors and officers do not make any recommendation to the holders of existing notes as to whether or not to tender all or any portion of their existing notes in the exchange offer. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your existing notes in the exchange offer and, if so, the amount of your existing notes to tender.

Expiration Date

The expiration date for the exchange offer is 12:00 midnight, New York City time, on Tuesday, December 17, 2002, unless we extend the exchange offer. We may, at any time and from time to time, extend the expiration date for the exchange offer for any reason, subject to applicable law. The last date on which tenders of existing notes will be accepted, whether on Tuesday, December 17, 2002 or any later date to which the exchange offer may be extended, is referred to in this prospectus as the expiration date. Subject to the conditions described below, and assuming that we have not previously elected to amend the exchange offer in any respect, we will accept for exchange all existing notes that are properly tendered on or prior to the expiration of the exchange offer and not withdrawn in the manner described below. See the section of this prospectus entitled “Exchange Offer—Conditions for Completion of the Exchange Offer.” The form and terms of the new notes are described in the section of this prospectus entitled “Description of New Notes.”

Extensions; Amendments; Termination

If any condition to the exchange offer is not satisfied, in our reasonable judgment, prior to the expiration of the exchange offer, we expressly reserve the right to:

•	extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of existing notes in the manner described below;

•	amend the terms of the exchange offer, other than the condition that the registration statement be effective under the Securities Act of 1933; or

•	terminate the exchange offer.

If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of five to ten business days.

We will give oral or written notice of any (1) extension, (2) amendment, (3) non-acceptance or (4) termination to the holders of the existing notes as promptly as practicable. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Existing Notes

Your tender to us of existing notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal for the exchange offer. By signing the letter of transmittal or delivering an agent’s message pursuant to DTC’s Automated Tender Offer Program (commonly known as “ATOP”) procedures, as described below, you will be deemed to have made the representations and warranties contained in the letter of transmittal for the exchange offer in connection with your decision to tender existing notes in the exchange offer.

All of the existing notes are evidenced by one or more global notes that have been deposited with the trustee for the existing notes as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Therefore, to validly tender existing notes in the exchange offer, you must comply with the procedures described below. See “Description of Existing Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures.”

Tender of Existing Notes Held Through a Custodian

If you are a beneficial holder of existing notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee and you wish to tender your existing notes in the exchange offer, you must contact such registered holder promptly and instruct the custodian to tender your existing notes on your behalf. Your custodian will provide you with their instruction letter, which you must use to give these instructions. If you are a beneficial owner of existing notes that are held of record by DTC or its nominee, through authority granted by DTC, you must direct the DTC participant through which your existing notes are held in the DTC to tender your existing notes on your behalf in accordance with the procedures described below.

Tender of Existing Notes Held Through DTC

To effectively tender existing notes that are held through DTC, DTC participants should electronically transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then credit the exchange agent’s account and verify the acceptance and send an agent’s message to the exchange agent for its acceptance.

Delivery of existing notes that are tendered in the exchange offer must be made to the exchange agent for the exchange offer pursuant to the book-entry delivery procedures described below or the tendering DTC participant must comply with the guaranteed delivery procedures described below. No letters of transmittal will be required to tender existing notes through ATOP.

In addition, to tender existing notes in the exchange offer:

•
the exchange agent for the exchange offer must receive: (1) either a completed and signed letter of transmittal for the exchange offer, or an electronic confirmation pursuant to DTC’s ATOP system indicating the principal amount of existing notes to be tendered in the exchange offer and any other documents, if any, required by the letter of transmittal, and (2) prior to the expiration date of the exchange offer, a confirmation of book-entry transfer of such existing notes, into the exchange agent’s account at DTC, in accordance with the procedures for book-entry transfer described below; or

•	the holder of such existing notes must comply with the guaranteed delivery procedures described below.

Book-Entry Delivery Procedures

Your existing notes must be tendered by book-entry transfer. The exchange agent for the exchange offer will establish an account with respect to the existing notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC may make book-entry delivery of existing notes by having DTC transfer such existing notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although your existing notes may be tendered through book-entry transfer at the DTC facility, the letter of transmittal for the exchange offer (or a facsimile of it) or an electronic confirmation pursuant to DTC’s ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent for the exchange offer at its address listed below under “Exchange Agent” and on the back cover of this prospectus prior to the expiration of the exchange offer. You or your broker must ensure that the exchange agent for the exchange offer receives an agent’s message from DTC confirming the book-entry transfer of your existing notes. An agent’s message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering the notes that such participant agrees to be bound by the terms of the letter of transmittal for the exchange offer. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

If you are an institution which is a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to persons holding existing notes through a financial institution.

Do not send letters of transmittal for the exchange offer or other required documents to us, CIBC World Markets Corp. or the information agent for the exchange offer.

It is your responsibility that all necessary materials get to the exchange agent for the exchange offer before the expiration of the exchange offer. If the exchange agent for the exchange offer does not receive all of the required materials before the expiration of the exchange offer, your existing notes will not be validly tendered in the exchange offer.

Any existing notes that are not accepted for exchange pursuant to the exchange offer for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We will have accepted the validity of existing notes tendered in the exchange offer if and when we give oral or written notice to the exchange agent for the exchange offer. The exchange agent for the exchange offer will act as the tendering holders’ agent for purposes of receiving the new notes from us. If we do not accept any existing notes tendered in the exchange offer for exchange because of an invalid tender or the occurrence of any other event, the exchange agent for the exchange offer will return those existing notes tendered in the exchange offer to the holder thereof, without expense, promptly after the expiration or termination of the exchange offer via book-entry transfer through DTC.

Our Interpretations Are Binding

We will determine in our sole and absolute discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of existing notes tendered in the exchange offer. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all particular existing notes that are not properly tendered in the exchange offer or to not accept any particular existing note if the acceptance might, in our judgment or our counsel’s judgment, be unlawful. We reserve the absolute right to waive any defects or irregularities with respect to the tender of any particular existing notes, either before or after the expiration of the exchange offer, including the right to waive the ineligibility of any holder who seeks to tender existing notes in the exchange offer. Tenders of existing notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Our interpretation of the terms and conditions of the exchange offer with respect to the tender of any particular existing note, either before or after the expiration of the exchange offer, including the related letter of transmittal for the exchange offer and the instructions to such letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities with respect to tenders of existing notes in the exchange offer must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent for the exchange offer nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes in the exchange offer, nor shall we or any of them incur any liability for failure to give such notification.

Guaranteed Delivery Procedures

If you desire to tender your existing notes and you cannot complete the procedures for book-entry transfer described above on a timely basis, you may still tender your existing notes in the exchange offer if:

•	you tender your existing notes through an eligible institution;

•
prior to the expiration of the exchange offer, the exchange agent for the exchange offer must receive from the eligible institution a properly completed and duly executed letter of transmittal for the exchange offer (or a facsimile copy of it) or an electronic confirmation pursuant to DTC’s ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery; that:

—	sets forth the name and address of the holder of existing notes and the amount of existing notes being tendered in the exchange offer;

—	states that the tender is being made thereby; and

—
guarantees that within three trading days after the expiration date of the exchange offer, a book-entry confirmation of delivery and any other documents required by the letter of transmittal for the exchange offer, if any, will be deposited by the eligible institution with the exchange agent for the exchange offer; and

•
book-entry confirmation of delivery and all other documents, if any, required by the letter of transmittal for the exchange offer are received by the exchange agent for the exchange agent within three trading days after the expiration date of the exchange offer.

The notice of guaranteed delivery relating to the exchange offer must be sent by hand delivery or by facsimile to the exchange agent and must include a guaranty by an eligible institution in the form set forth in the notice of guaranteed delivery relating to the exchange offer.

Acceptance of Existing Notes for Exchange; Delivery of New Notes

Subject to our right to amend the exchange offer at any time prior to the expiration of the exchange offer, and upon satisfaction or waiver of all of the conditions to the exchange offer, promptly after the expiration of the exchange offer, we will accept all existing notes properly tendered and not withdrawn and issue the new notes offered in exchange for such existing notes. The section of this prospectus entitled “The Exchange Offer—Conditions for Completion of the Exchange Offer” provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral or written notice to the exchange agent for the exchange offer, with written confirmation of any oral notice to be given promptly after giving such notice.

Any existing notes we acquire pursuant to the exchange offer will be retired. The new notes will be issued only in denominations of $1,000 and integral multiples of $1,000, and we will pay cash in the exchange offer for any fractional portion of a new note that is less than $1,000 principal amount as a result of the exchange, after aggregating all notes tendered in the exchange offer by each holder. For each $1,000 principal amount of existing notes accepted for exchange pursuant to the exchange offer, the holder of such existing note will receive an exchange note having a principal amount of $588. The new notes will bear interest from the issue date. Existing notes accepted for exchange pursuant to the exchange offer will cease to accrue interest from and after the date of consummation of the exchange offer. At the time the new notes are issued on the closing date of the exchange offer, we will pay to holders of the existing notes tendered for exchange all interest that is due and payable on such existing notes to, but excluding, the closing date for the exchange offer. Interest on the new notes will begin to accrue as of the closing date of the exchange offer.

In all cases, issuance of new notes for existing notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent for the exchange offer of:

•	a timely book-entry confirmation of such existing notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal for the exchange offer or an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system; and

•	all other required documents, if any.

If we do not accept any of your existing notes tendered in the exchange offer for any reason described in the terms and conditions of the exchange offer, your unaccepted existing notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility will be returned to you in accordance with the book-entry procedures described above promptly after the expiration or termination of the exchange offer. If you tender into the exchange offer existing notes with a principal amount that is less than the aggregate principal amount of all existing notes that you hold, the balance of your existing notes that you do not tender for exchange will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Withdrawal Rights

You may withdraw any existing notes that you previously tendered in the exchange offer at any time prior to the expiration of the exchange offer.

For a withdrawal to be effective, the exchange agent for the exchange offer must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, listed in the section of this prospectus entitled “Exchange Agent” and on the back cover of this prospectus prior to the expiration of the exchange offer. Any notice of withdrawal must:

•	specify the name of the holder that tendered the existing notes to be withdrawn;

•	contain a statement that you are withdrawing your election to tender your existing notes in the exchange offer;

•	specify the principal amount of the existing notes to be withdrawn;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal for the exchange offer by which the existing notes were previously tendered, including any required signature guarantees; and

•
if you have tendered your existing notes in accordance with the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn existing notes and otherwise comply with the procedures of DTC.

In addition, you may withdraw any existing notes that were previously tendered in the exchange offer after January 16, 2003, unless we have accepted your existing notes for exchange pursuant to the exchange offer.

Any existing notes so withdrawn will be deemed not to have been validly tendered in the exchange offer and no new notes will be issued in exchange for any withdrawn existing notes unless they have been validly retendered in the exchange offer. Any existing notes that have been tendered in the exchange offer, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the existing notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered in the exchange offer by following the procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Existing Notes” above at any time on or prior to the expiration of the exchange offer.

Conditions for Completion of the Exchange Offer

We will not accept existing notes for new notes pursuant to the exchange offer, and we may terminate, not complete or extend the exchange offer if:

•	the registration statement covering the issuance of new notes pursuant to the exchange offer is not effective under the Securities Act of 1933 prior to the expiration of the exchange offer; or

•	the Form T-1 with respect to the indenture governing the new notes is not declared effective under the Trust Indenture Act of 1939 prior to the expiration of the exchange offer.

In addition, we may not accept existing notes for exchange, and may terminate or not complete the exchange offer if:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•
any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction is proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair our ability to realize the contemplated benefits of the exchange offer described in the section of this prospectus entitled “The Exchange Offer—Terms of the Exchange Offer” on page 26;

•	any of the following occurs and the adverse effect of such occurrence is, in our reasonable judgment, continuing:

—	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

—
any extraordinary or material adverse change in United States financial markets generally, including, without limitation, a decline of at least twenty percent (20%) in either the Dow Jones Average of Industrial stocks or the Standard & Poor’s 500 Index from the date of the commencement of the exchange offer;

—	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

—
any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

—
a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer; or

—	if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

•
any tender or exchange offer, other than the exchange offer described in this prospectus by us, with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us is proposed, announced or made by any person or entity;

•
any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened adverse change in our or our subsidiaries business condition, income, operations, stock ownership or prospects, or any event or condition occurs that, in our reasonable judgment, makes it otherwise inadvisable to proceed with the exchange offer;

•	as the term Group is used in Section 13(d)(3) of the Securities Exchange Act of 1934,

—
any person, entity or group acquires more than five percent (5%) of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the Securities and Exchange Commission prior to the date of commencement of the exchange offer;

—
any such person, entity or group which had publicly disclosed such ownership prior to such date of commencement of the exchange offer acquires additional shares of our common stock constituting more than two percent (2%) of our outstanding shares of common stock; or

—
any new group is formed that beneficially owns more than five percent (5%) of our outstanding shares of common stock and which in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or otherwise accept any existing notes for exchange pursuant to the exchange offer.

If any of the above events occur, we may:

•
extend the time period during which the exchange offer is open and, subject to your withdrawal rights described in the section of this prospectus entitled “The Exchange Offer—Withdrawal Rights,” retain all existing notes tendered in the exchange offer until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	terminate the exchange offer and promptly return all existing notes tendered in the exchange offer to tendering holders of such existing notes.

The above conditions are for our sole benefit. We may assert these conditions, regardless of the circumstances giving rise to them, prior to the expiration of the exchange offer. We may also waive any of these conditions (other than the condition relating to the effectiveness of the registration statement and qualification of the new notes indenture) in whole or in part at any time in our sole discretion prior to the expiration of the exchange offer and, subject to any requirement to extend the time period during which the exchange offer is open, complete the exchange offer. All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. If we waive any condition to the exchange offer, we will do so with respect to all holders of existing notes. Our failure at any time to exercise any of our rights under any of the conditions described above will not be deemed a waiver of any such rights. Each right is an ongoing right which may be asserted at any time prior to the expiration of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

In addition, we will not accept for exchange any existing notes tendered in the exchange offer, and no new notes will be issued in exchange for any such existing notes pursuant to the exchange offer, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part.

Fees and Expenses

CIBC World Markets Corp. is acting as the dealer manager in connection with the exchange offer. CIBC World Markets Corp. will receive a fee in the manner described below for its services as dealer manager, in addition to being reimbursed for its reasonable out-of-pocket expenses, including attorneys’ fees, in connection with the exchange offer. The fees will be payable if and when the exchange offer is completed.

We will pay CIBC World Markets Corp., for its services as the dealer manager for the exchange offer, the greater of (1) $500,000, or (2) 1.00% of the aggregate principal amount of all of the existing notes that are tendered and accepted in the exchange offer.

We have agreed to indemnify CIBC World Markets Corp. against specified liabilities relating to or arising out of the exchange offer, including civil liabilities under the federal securities laws, and to contribute to payments which CIBC World Markets Corp. may be required to make in respect thereof. However, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and may be, therefore, unenforceable. CIBC World Markets Corp. may from time to time hold existing notes, new notes and our common stock in its proprietary accounts, and to the extent it owns existing notes in these accounts at the time of the exchange offer, CIBC World Markets Corp. may tender these existing notes in the exchange offer.

We have retained Innisfree M&A Incorporated to act as the information agent for the exchange offer and State Street Bank and Trust Company of California, N.A. to act as the exchange agent for the exchange offer. The information agent may contact holders of existing notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

Neither the information agent nor the exchange agent for the exchange offer has been retained to make solicitations or recommendations. The fees they receive will not be based on the principal amount of existing notes tendered under the exchange offer.

We will not pay any fees or commissions to any broker or dealer or any other person, other than CIBC World Markets Corp., for soliciting tenders of existing notes in the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $3.3 million, assuming all of the existing notes are tendered into the exchange offer.

Exchange Agent

State Street Bank and Trust Company of California, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal for the exchange offer should be directed to the exchange agent at the address listed below. Questions about the exchange offer, requests for assistance in connection with the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal for the exchange offer and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

State Street Bank and Trust Company of California, N.A., exchange agent

By registered & certified mail:	By regular mail or overnight courier:
State Street Bank and Trust Company of California, N.A.	State Street Bank and Trust Company of California, N.A.
c/o State Street Bank and Trust Company	c/o State Street Bank and Trust Company
2 Avenue de Lafayette	2 Avenue de Lafayette
Corporate Trust Window, Fifth Floor	Corporate Trust Window, Fifth Floor
Boston, MA 02111-1724	Boston, MA 02111-1724
Attn: Mackenzie Elijah	Attn: Mackenzie Elijah

In person by hand only:
State Street Bank and Trust Company of California, N.A.
c/o State Street Bank and Trust Company
2 Avenue de Lafayette
Corporate Trust Window, Fifth Floor
Boston, MA 02111-1724
Attn: Mackenzie Elijah

For information call:
(617) 662-1525

By facsimile transmission (for eligible institutions only): 617-662-1452
Attention: Mackenzie Elijah
Confirm by Telephone:
(617) 662-1525

If you deliver the letter of transmittal for the exchange offer to an address other than as listed above or transmission of instructions via facsimile other than as listed above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal or transmission of instructions.

Recommendation

We are not making any recommendation regarding whether you should tender your existing notes in the exchange offer, and, accordingly, you must make your own determination as to whether to tender your existing notes for exchange in the exchange offer.

Consequences of Exchanging or Failing to Exchange Existing Notes

The existing notes that are not tendered in the exchange offer will be subordinate in payment to the new notes. Further, the liquidity and trading market of the existing notes that are not tendered in the exchange offer could be adversely affected to the extent that any existing notes are tendered and accepted for exchange in the exchange offer.

Description of New Notes

The 5.75% Convertible Senior Subordinated Notes due June 15, 2008 will be issued under, and will be governed by, an indenture, (which we refer to in this prospectus as the “new notes indenture”), between us and State Street Bank and Trust Company of California, N.A., as trustee, (which we refer to in this prospectus as the “new notes trustee”). New York law governs the new notes indenture and the new notes. Because this section is a summary, it does not describe every aspect of the new notes and the new notes indenture. This summary is subject to, and qualified in its entirety by, reference to all the provisions of the new notes indenture, including definitions of certain terms used in the new notes indenture.

General

The new notes are our general, unsecured obligations. The new notes are subordinated in right of payment, which means that they rank in right of payment behind certain of our other indebtedness as described below, but are senior in right of payment to the existing notes. The new notes are limited to $102,900,000 aggregate principal amount. We are required to repay the full principal amount of the new notes on June 15, 2008, unless they are required to be redeemed or repurchased on an earlier date by their terms.

The new notes bear interest at the annual rate of 5.75% from the date of issuance of the new notes. We must pay interest twice a year, on each June 15 and December 15 (each, a “new note interest payment date”), beginning June 15, 2003, until the principal is paid or made available for payment or the new notes have been converted. We pay interest to the persons in whose name the note is registered at the close of business on the immediately preceding June 1 or December 1, as the case may be (each of which we refer to as a “new notes regular record date” in this prospectus). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

You may convert the new notes into shares of our common stock at any time before the close of business on June 15, 2008, unless the new notes have been previously redeemed or repurchased. The initial conversion rate for the new notes is 100 shares of common stock per $1,000 principal amount of notes (or $10.00 per share). The conversion rate may be adjusted as described below. Holders of new notes called for redemption or submitted for repurchase are entitled to convert the new notes up to and including the business day immediately preceding the date fixed for redemption or repurchase.

We may redeem some or all of the new notes at any time before June 21, 2004 at a redemption price of $1,000 per $1,000 principal amount of new notes, plus accrued and unpaid interest, if any, to the redemption date, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice.

In the event that we redeem the new notes prior to June 21, 2004, we will make an additional payment in cash with respect to the new notes called for provisional redemption in an amount equal to $86.25 per $1,000 principal amount of new notes, less the amount of any interest actually paid on the new notes before the date of redemption. We may redeem the new notes at our option at any time on or after June 21, 2004, in whole or in part, at the redemption prices set forth below in the section of this prospectus entitled “Description of New Notes—Optional Redemption by CTI,” plus accrued and unpaid interest to, but excluding, the redemption date.

If there is a change in control, as defined in the new notes indenture which is described below, you may have the right to require us to repurchase your new notes as described in the section of this prospectus entitled “Description of New Notes—Repurchase at Option of Holders Upon a Change in Control.”

No “sinking fund” is provided for the new notes, which means that the new notes indenture does not require us to redeem or retire the new notes periodically.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The new notes will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples thereof.

Principal of, premium, if any, and interest (and liquidated damages, as defined below, if any) on the new notes will be payable, and the new notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York. Until we designate otherwise, our office or agency will be the new notes trustee’s corporate trust office presently located in the Borough of Manhattan, The City of New York.

The new notes will be evidenced by one or more global notes that have been deposited with the new notes trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for new notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

•
DTC has notified us that it is unwilling or unable to continue as depository for the global note or has ceased to be a clearing agency registered as such under the Securities Exchange Act of 1934 or announces an intention permanently to cease business or does in fact do so; or

•	an event of default with respect to the new notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any new notes issued in exchange for the global note will be registered.

DTC or its nominee is considered the sole owner and holder of the global note for all purposes, and as a result:

•	a holder of new notes cannot receive new notes registered in such holder’s name if they are represented by the global notes;

•	a holder of new notes cannot receive certificated (physical) new notes in exchange for such holder’s beneficial interest in the global notes;

•	a holder of new notes will not be considered to be the owner or holder of the global note or any new note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers can only own securities in physical, certificated form. These laws may limit your ability to acquire interest in the new notes and to transfer or encumber your beneficial interests in the global note to these types of purchasers.

Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appear and the only way the transfer of those interests can be made is on the records kept by DTC (for its participants’ interests) and the records kept by those participants (for interests participants hold on behalf of other persons).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same day funds settlement system, and settle in immediately available funds. We make no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on, and the redemption or repurchase price of, the global note, as well as any payment of liquidated damages, only to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that, with respect to any cash payment of interest on, principal of, or the redemption or repurchase price of, the global note, as well as any payment of liquidated damages, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the new notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in new notes represented by the global notes held through participants is the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We will send any redemption notices to the new notes trustee. If fewer than all of the new notes are being redeemed, the particular ratio to be redeemed will be selected by the new notes trustee by a method that the new notes trustee deems to be fair and appropriate. We understand that if fewer than all of the global notes are to be redeemed, DTC’s current practice is to determine by lot the amount of the holdings of each participant in the global notes to be redeemed.

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the new notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the new notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge or otherwise encumber their interest in the note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be adversely affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the new notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC’s policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. The new notes trustee and we have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global note, including for payments made on the global note, and we and the new notes trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

You may, at your option, convert the principal amount of any new note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the new note has been previously redeemed or repurchased. If the new notes are called for redemption or are subject to repurchase, you may convert your new notes at any time before the close of business on the business day immediately preceding the date fixed for redemption or repurchase, as the case may be, unless we default in making the payment due upon redemption or repurchase. In each case, the conversion rate is equal to 100 shares per $1,000 principal amount of new notes, which is equivalent to a conversion price of $10.00 per share. The conversion rate is subject to adjustment as described below.

You can convert the new note by delivering the new note to the new notes trustee’s corporate trust office, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the new notes trustee. In the case of a global note, we have been informed that DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC’s rules and procedures. The conversion date will be the date on which the new note and the duly signed and completed notice of conversion are so delivered to the new notes trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the new notes trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any factional shares, and the new notes trustee shall deliver the certificate(s) to the conversion agent for delivery to the holder of the new note being converted. The shares of our common stock issuable upon conversion of the new notes will be fully paid and nonassessable.

If you surrender a new note for conversion on a date that is not a new note interest payment date, you will not be entitled to receive any interest for the period from the preceding the new note interest payment date to the date of conversion, except as described below. However, if you are a holder of a new note on a new note regular record date, including a new note that is subsequently surrendered for conversion after the new note regular record date, you will receive the interest payable on such new note on the next new note interest payment date. To correct for this resulting overpayment of interest, we will require that any new note surrendered for conversion during the period from the close of business on a new note regular record date to the opening of business on the next new note interest payment date be accompanied by payment of an amount equal to the interest payable on such new note interest payment date on the principal amount of new notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a new note, or a portion of an existing note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the new note regular record date and the close of business on the next new note interest payment date.

If we distribute rights or warrants (other than those referred to in clause (2) below) pro rata to holders of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any new note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion (which we refer to in this prospectus as the “new note conversion shares”), a number of rights or warrants to be determined as follows:

•
if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (which we refer to in this prospectus as the “new note distribution date”), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of new note conversion shares is entitled at the time of such conversion in accordance with the terms and provisions of, and applicable to, the rights or warrants; and

•
if such conversion occurs after such new note distribution date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such new note was convertible immediately prior to such new note distribution date would have been entitled on such new note distribution date in accordance with the terms and provisions of, and applicable to, the rights or warrants.

No other payment or adjustment for interest, or for any dividends on our common stock, will be made upon conversion. If you receive common stock upon conversion of a new note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of new notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on the conversion date.

If you deliver a new note for conversion, you will not be required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, you will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than yours. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

The conversion rate is subject to adjustment if, among other things:

(1)	there is a dividend or other distribution payable in common stock on shares of our common stock;

(2)
we issue to all holders of common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price, calculated as described in the new notes indenture, of our common stock; however, if those rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur;

(3)	we subdivide, reclassify or combine our common stock;

(4)	we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to in paragraphs (1) and (2) above;

•	dividends and distributions paid in cash (except as set forth in paragraphs (5) and (6) below); and

•	distributions upon a merger or consolidation as discussed below;

(5)
we make a distribution consisting exclusively of cash (excluding portions of distributions referred to in clause (4) above and cash distributed upon a merger or consolidation as discussed below) to all holders of our common stock if the aggregate amount of the distribution combined together with (A) other such all cash distributions made within the preceding 365-day period in respect of which no adjustment has been made and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; or

(6)
the successful completion of a tender offer made by us or any of our subsidiaries for our common stock that involves aggregate consideration that, together with (A) any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock concluded within the 365-day period preceding the completion of such tender offer in respect of which no adjustment has been made and (B) the aggregate amount of any such all cash distributions referred to in paragraph (5) above to all holders of common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

To the extent that our rights plan is still in effect, upon conversion of the new notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. See the section of this prospectus entitled “Description of Capital Stock.” If we implement a new rights plan, we are required under the new notes indenture to provide that the holder of new notes will receive the rights upon conversion of the new notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

We reserve the right to make such increases in the conversion rate in addition to those required by the provisions described above as we may consider to be advisable so that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative required adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and give notice to the holders of any such adjustments.

If we merge into or consolidate with another person or sell or transfer all or substantially all of our assets, each new note then outstanding will, without the consent of the holder of any new note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the new note was convertible immediately prior to the merger, consolidation or sale. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have had to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

We may, from time to time, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. Any such determination will be conclusive. We will give holders of new notes at least 15 days notice of this increase in the conversion rate. No such increase will be taken into account for purposes of determining whether the closing price of the common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a change in control as discussed below.

If at any time we make a distribution of property to our shareholders that would be taxable to them as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the new notes indenture, the number of shares into which new notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of new notes. For more details, see the section of this propectus entitiled “United States Federal Income Tax Considerations.”

Subordination

The payment of the principal of, premium, if any, and interest on the new notes, including any liquidated damages, and any amounts payable upon the redemption or repurchase of the new notes, is subordinated in right of payment to the extent set forth in the new notes indenture to the prior payment in full of all of our senior debt. On September 30, 2002, we had $4.7 million of senior debt outstanding.

The new notes issued pursuant to this exchange offer, however, will be senior in right of payment to any of the existing notes that remain outstanding after the exchange offer.

With respect to the new notes, “senior debt” means the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and rent payable on or in connection with and all fees, costs, claims, expenses and other amounts payable in connection with, the following (other than the existing notes), whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the new notes indenture or thereafter created, incurred or assumed:

•
all our indebtedness evidenced by a credit or loan agreement, note (other than the existing notes), bond, debenture or other similar instrument whether or not the recourse of the lender is to all of our assets or to only a portion;

•
all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including, without limitation, overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments;

•	bonds, notes (other than the existing notes) or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof;

•	all our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principals;

•	all our obligations under leases for facilities, equipment or other assets entered into for financing purposes, whether or not capitalized;

•
all our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements, or any personal property included as part of any such lease, which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property, whether or not such lease transaction is characterized as an operating lease or capitalized lease in accordance with generally accepted accounting principles;

•	all our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all our obligations with respect to letters of credit, bank guarantees, bankers’ acceptances and similar facilities, including related reimbursement obligations;

•	all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•
all our obligations of the type referred to above of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•
renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for any indebtedness or obligation described in the bullets above.

With respect to the new notes, senior debt will not include:

•	the new notes or the existing notes;

•
any indebtedness or obligation if the terms of the indebtedness or obligation, or the terms of the instrument under which the indebtedness or obligation is issued, expressly provide that the indebtedness or obligation is not superior in right of payment to the new notes;

•	accounts payable or other accrued liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services; or

•	any indebtedness or obligation that we may owe to any of our direct or indirect subsidiaries.

We will not make any payment on account of the new notes if any of the following occurs:

•
we default in our obligations to pay principal, premium, interest or other amounts on or in connection with our senior debt, including a default under any redemption or repurchase obligation (a “payment default”), and the default continues beyond any grace period that we may have to make those payments; or

•
a default (other than a payment default) occurs and is continuing on any designated senior debt that permits the holders of the designated senior debt to accelerate its maturity and the new notes trustee has received a payment blockage notice from us, the holder of such debt or such other person permitted to give such notice under the new notes indenture.

If payments on the new notes have been blocked by a payment default, payments on the new notes may resume (including missed payments, if any) when the payment default has been cured or waived. If payments on the new notes have been blocked by a non-payment default, payments on the new notes may resume (including missed payments, if any) on the earlier of (1) the date on which such default is cured or waived and (2) 179 days after the date on which the new notes trustee receives the payment blockage notice if the maturity of the designated senior debt has not been accelerated such that such debt is then presently payable, unless the new notes indenture otherwise prohibits payment at that time.

No non-payment default that existed on the day a payment blockage notice was delivered to the new notes trustee can be used as the basis for any subsequent payment blockage notice unless that existing non-payment default has been cured for a period of at least 90 days. In addition, once a holder of designated senior debt has blocked payment on the new notes by giving a payment blockage notice, no new period of payment blockage can be commenced until both of the following are satisfied:

•	365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

•	all scheduled payments of principal, any premium and interest (and liquidated damages, if any) on the new notes that have come due have been paid in full in cash.

“Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the debt, or the assumption or guarantee of the debt, or related agreements or documents to which we are a party, expressly provides that the indebtedness is designated senior debt for purposes of the new notes indenture. That instrument, agreement or other document may place limitations and conditions on the right of that senior debt to exercise the rights of designated senior debt.

In addition, upon any acceleration of the principal due on the new notes as a result of an event of default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, interest and other amounts due on or in connection with all senior debt must be paid in full in cash or cash equivalents before you will be entitled to receive any payment with respect to the new notes. Due to the subordination provisions of the new notes and the new notes indenture, in the event of insolvency, our creditors who are holders of senior debt may recover more, ratably, than a holder of new notes would, and this subordination may reduce or eliminate payments to holders of new notes.

The new notes are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, and preferred stock of any of our subsidiaries. This occurs because any right we have to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the new notes to participate in those assets, are effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, and preferred shareholders, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any security interest in the subsidiary’s assets and any indebtedness of the subsidiary senior to that which we hold, at least to the extent of the collateral for such indebtedness. As of September 30, 2002, our subsidiaries had approximately $3.0 of indebtedness and other liabilities to which our new notes would have been effectively subordinated if they had been outstanding at that time, approximately $1.2 million of which is included in the $4.7 million of senior debt described above.

The new notes indenture does not limit our ability to incur indebtedness, including senior debt, or the ability of any of our subsidiaries to incur indebtedness.

Optional Redemption by CTI

On or after June 21, 2004, we may redeem the new notes, in whole or in part, at our option, at the redemption prices specified below. The redemption price, expressed as a percentage of principal amount, is as follows for the 12-month periods beginning on June 15 of the following years (June 21 through June 14 in the case of the first of such periods):

Year	Redemption Price
2004	103.286%
2005	102.464%
2006	101.643%
2007	100.821%

and thereafter is equal to 100% of the principal amount.

In each case, we will also pay accrued interest to, but excluding, the redemption date. The new notes indenture requires us to give notice of redemption not more than 60 and not less than 30 days before the redemption date.

Provisional Redemption

We may redeem the new notes, in whole or in part, at any time before June 21, 2004, at a redemption price equal to $1,000 per $1,000 principal amount of the new notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice.

Upon any provisional redemption, we will make an additional payment in cash or, at our option, common stock, or in a combination of cash and common stock, with respect to the new notes called for redemption in an amount equal to $86.25 per $1,000 principal amount of the new notes, less the amount of any interest actually paid on the new notes before the date of redemption. For purposes of any such payment in common stock, the value of such common stock will be based upon the closing price of our common stock as set forth in this paragraph. We will be obligated to make this additional payment on all new notes called for provisional redemption, including any new notes converted after the notice date and before the provisional redemption date. Because the number of shares of common stock to be delivered to holders of new notes in payment of the repurchase price (should we elect such payment option) is determined on the basis of the market price of our common stock after we have given notice of the occurrence of the change in control and prior to the repurchase date, the value of the shares of common stock on the date of delivery thereof to such holders may be more or less than the repurchase price had we elected to pay such price in cash.

Repurchase at Option of Holders Upon a Change in Control

If a change in control occurs, you have the right, at your option, to require us to repurchase all of your new notes not called for redemption, or any portion of the principal amount of your new notes that is equal to $1,000 or any greater integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the new notes to be repurchased, together with interest accrued to the repurchase date.

At our option, instead of paying the repurchase price in cash, we, or the successor entity in the change in control transaction, may pay the repurchase price in common stock, or in a combination of cash and common stock, such common stock to be valued at 95% of the average of the closing sales prices of the shares of common stock for each of the five trading days ending with the third trading day prior to the repurchase date. We may only pay the repurchase price in common stock if the conditions provided in the new notes indenture are satisfied. Because the number of shares of common stock to be delivered to holders of new notes in payment of the repurchase price (should we elect such payment option) is determined on the basis of the market price of our common stock after we have given notice of the occurrence of the change in control and prior to the repurchase date, the value of the shares of common stock on the date of delivery thereof to such holders may be more or less than the repurchase price had we elected to pay such price in cash.

Within 30 days after the occurrence of a change in control, we will mail you notice of the change in control and of your repurchase right arising as a result of the change in control. We will also deliver a copy of this notice to the new notes trustee. To exercise the repurchase right, you must deliver, on or before the 30th day (or such greater period as may be required by applicable law) after the date of our notice, irrevocable written notice to the new notes trustee of your exercise of your repurchase right, together with the new notes with respect to which that right is being exercised. We are required to make the repurchase on a date that is no later than 45 days after your notice to the new notes trustee.

A change in control is deemed to have occurred at such time any of the following occurs:

•
any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, (1) acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; however, any acquisition by us, any of our subsidiaries or any of our employee benefit plans will not trigger this provision or (2) succeeds in having sufficient of its nominees (who are not supported by a majority of the then current board of directors) elected to the board of directors such that such nominees, when added to any existing directors remaining on the board of directors after such election who are affiliates of or acting in concert with such person, shall constitute a majority of the board of directors;

•	we consolidate with or merge with or into any other person or another person merges into us, except if the transaction satisfies any of the following:

—
the transaction is a merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest of the continuing or surviving person entitled to vote generally in elections of directors of the continuing or surviving person immediately after the transaction; or

—
the transaction is a merger effected only to change our jurisdiction of incorporation and it results in a reclassification, conversion or exchange of outstanding shares of our common stock only into shares of common stock of us or another corporation; or

•	we convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to another person.

However, a change in control is not deemed to have occurred if the average of the high and low sales price per share of our common stock for any five trading days within (1) the period of ten consecutive trading days ending immediately after the later of the change in control and the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock not involving a merger or consolidation covered by clause (2) below, or (2) the period of ten consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, in each case, equals or exceeds 105% of the conversion price of the existing notes in effect on each of those trading days.

For purposes of these provisions:

•	the conversion price is equal to $1,000 divided by the conversion rate; and

•	whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

Any repurchase of new notes arising as a result of the change in control will be made in compliance with all applicable laws, rules and regulations, including, if applicable Regulation 14E under the Securities Exchange Act of 1934 and the rules thereunder and all other applicable federal and state securities laws. To the extent the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not be deemed to cause a breach of our obligations under the new notes indenture.

We may, to the extent permitted by applicable law, at any time purchase new notes in the open market or by tender or by private agreement. Any new note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the new notes trustee for cancellation. Any new notes surrendered may not be reissued or resold and will be canceled promptly.

The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your new notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

Our ability to repurchase new notes upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could cause an event of default or be prohibited or limited by the terms of senior debt. As a result, any repurchase of the new notes in cash would, absent a waiver, be prohibited under the new notes indenture’s subordination provisions until the senior debt is paid in full. Further, we may not have the financial resources, or would be unable to arrange financing, to pay the repurchase price for all the new notes that holders seeking to exercise their repurchase right deliver to us. If we were to fail to repurchase the new notes when required following a change in control, an event of default would occur, whether or not such repurchase is permitted by the new notes indenture’s subordination provisions. Any such default may, in turn, cause a default under our senior debt. For more details, see the section of this prospectus entitled “Description of New Notes—Subordination.”

Mergers and Sales of Assets

Without the consent of the holders of the new notes, we may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to us, unless each of the following requirements is met:

•
the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred, sold or leased, is (1) a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia or (2) organized under the laws of a jurisdiction outside the U.S. and has common stock or American Depositary Shares representing such common stock traded on a national securities exchange in the U.S., including The Nasdaq Stock Market, Inc. and, in each case, if other than us, expressly assumes the due and punctual payment of the principal of, any premium, and interest (and liquidated damages, if any) on the new notes and the performance of our other covenants under the new notes indenture; and

•
immediately after giving effect to that transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and other specific conditions are met.

Upon any consolidation or merger or any transfer of all or substantially all of our assets, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, us under the new notes indenture with the same effect as if such successor corporation had been named in the new notes indenture as our company, and we shall be released from the obligations under the new notes and the new notes indenture except with respect to any obligations that arise from, or are related to, such transaction.

Events of Default

The following are “events of default” under the new notes indenture:

•	we fail to pay principal of or any premium on any new note when due, whether or not the payment is prohibited by the new notes indenture’s subordination provisions;

•	we fail to pay any interest on any note when due and that default continues for 30 days, whether or not the payment is prohibited by the new notes indenture’s subordination provisions;

•	we fail to give the notice that we are required to give if there is a change in control, whether or not the notice is prohibited by the new notes indenture’s subordination provisions;

•
we fail to perform any other covenant in the new notes indenture and that failure continues for 60 days after written notice to us by the new notes trustee or the holders of at least 25% in aggregate principal amount of outstanding new notes;

•
we fail to pay when due the principal of any indebtedness for money borrowed by us or any of our significant subsidiaries, if any, in excess of $10 million if the indebtedness is not discharged and such failure continues for 30 days or more, or, if such indebtedness has been accelerated, such acceleration is not annulled, within 30 days after written notice to us by the new notes trustee or the holders of at least 25% in aggregate principal amount of the outstanding new notes; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us and our significant subsidiaries specified in the new notes indenture.

Subject to the provisions of the new notes indenture relating to the new notes trustee’s duties, if an event of default exists, the new notes trustee will not be obligated to exercise any of its rights or powers under the new notes indenture at the request or direction of any of the holders, unless they have offered to the new notes trustee reasonable indemnity. Subject to such new notes trustee indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the new notes trustee or exercising any trust or power conferred on the new notes trustee, provided that such direction does not conflict with any rule of law or with the new notes indenture, and the new notes trustee may take any other action the new notes trustee deems proper which is not inconsistent with such direction.

If an event of default, other than an event of default arising from events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the new notes trustee or the holders of at least 25% in principal amount of the outstanding new notes may accelerate the maturity of all new notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding new notes may, under circumstances set forth in the new notes indenture, rescind the acceleration if all events of default, other than the non-payment of principal of the new notes which have become due solely because of the acceleration, have been cured or waived as provided in the new notes indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization occurs and is continuing, then the principal of, and accrued interest (and liquidated damages, if any) on, all of the new notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the new notes or the new notes trustee.

You do not have any right to institute any proceeding relating to the new notes indenture, or to appoint a receiver or a new notes trustee, or for any other remedy under the new notes indenture, unless:

•	you have given the new notes trustee written notice of a continuing event of default;

•
the registered holders of at least 25% of the aggregate principal amount of all outstanding new notes have made a written request of the new notes trustee to take action because of the default and have furnished reasonable indemnification to the new notes trustee against the cost, liabilities and expenses of taking such action;

•	the new notes trustee shall not have taken action for 60 days after receiving such notice and offer of indemnification; or

•
the new notes trustee has not received any direction inconsistent with such written request from the holders of a majority of the aggregate principal amount of all outstanding new notes during such 60-day period.

These limitations do not apply to a suit for the enforcement of payment of the principal of, or any premium or interest (and liquidated damages, if any) on, a new note, or the repurchase price payable for a new note on or after the due dates for such payments, or of the right to convert the new note in accordance with the new notes indenture.

We will furnish to the new notes trustee annually a statement as to our performance of our obligations under the new notes indenture and as to any default in performance.

Modification and Waiver

The new notes indenture contains provisions permitting us and the new notes trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders of the new notes. With the consent of the holders of not less than a majority in aggregate principal amount of the new notes at the time outstanding, we and the new notes trustee are permitted to amend or supplement the new notes indenture or any supplemental indenture or modify the rights of the holders, provided, that no such modification may, without the consent of each holder affected thereby:

•	change the stated maturity of the principal or interest of any new note;

•	reduce the principal amount, any premium or interest on any new note;

•	reduce the amount payable on any new note upon a redemption at our option;

•	amend or modify our obligation to make or consummate a repurchase offer upon a change in control after our obligation to make a change in control repurchase offer arises;

•	change the place or currency of payment on any new note;

•	impair the right to institute suit for the enforcement of any payment on any new note;

•	modify the subordination provisions in a manner that is adverse to the holder of any new notes;

•	adversely affect the right of any holder of new notes to convert its existing notes;

•	reduce the percentage of holders whose consent is needed to modify, amend or waive any provision in the new notes indenture; or

•
modify the provisions dealing with modification and waiver of the new notes indenture, except to increase any required percentage or to provide that certain other provisions of the new notes indenture cannot be modified or waived without the consent of the holder of each outstanding new note affected thereby.

The holders of a majority in principal amount of the outstanding new notes may waive our compliance with certain restrictive provisions of the new notes indenture. The holders of a majority in principal amount of the outstanding new notes may waive any past default, except a default in the payment of principal, any premium, interest or the repurchase price (or liquidated damages, if any).

New notes will not be considered outstanding if money for their payment or redemption has been deposited or set aside in trust for the holders.

No Personal Liability of Stockholders, Officers, Directors and Employees

No direct or indirect shareholder, officer, director or employee, as such, past, present or future of CTI, or any successor entity, shall have any personal liability in respect of our obligations under the new notes indenture or the new notes solely by reason of his or its status as such shareholder, officer, director or employee.

The Trustee

The trustee for the holders of new notes issued under the new notes indenture is State Street Bank and Trust Company of California, N.A. If an event of default occurs, and is continuing, the new notes trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the new notes trustee is under no obligation to exercise any of its rights or powers under the new notes indenture at the request of any holders of new notes, unless they have offered the new notes trustee reasonable security or indemnity.

Description of Existing Notes

The 5.75% Convertible Subordinated Notes due June 15, 2008 were issued under, and are governed by, an indenture (which we refer to in this prospectus as the “existing notes indenture”) between us and State Street Bank and Trust Company of California, N.A., as trustee (which we refer to in this prospectus as the “existing notes trustee”). The existing notes indenture and the existing notes are governed by New York law. Because this section is a summary, it does not describe every aspect of the existing notes and the existing notes indenture. This summary is subject to, and qualified in its entirety by, reference to all the provisions of the existing notes indenture, including definitions of certain terms used in the existing notes indenture.

General

The existing notes are our general, unsecured obligations. The existing notes are subordinated in right of payment, which means that they rank in right of payment behind certain of our other indebtedness as described below. The existing notes are limited to $175,000,000 aggregate principal amount. We are required to repay the full principal amount of the existing notes on June 15, 2008, unless they are required to be redeemed or repurchased on an earlier date by their terms.

The existing notes bear interest at the annual rate of 5.75%. We must pay interest twice a year, on each June 15 and December 15 (each, an “existing note interest payment date”), until the principal is paid or made available for payment or the existing notes have been converted. We pay interest to the persons in whose name the note is registered at the close of business on the immediately preceding June 1 or December 1, as the case may be (each, an “existing notes regular record date”). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

You may convert the existing notes into shares of our common stock at any time before the close of business on June 15, 2008, unless the existing notes have been previously redeemed or repurchased. The initial conversion rate for the existing notes was 29.4118 of common stock per $1,000 principal amount of notes (or approximately $34.00 per share). The current conversion rate for the existing notes is 29.4118 of common stock per $1,000 principal amount of notes (or approximately $34.00 per share). The conversion rate may be adjusted as described below. Holders of existing notes called for redemption or submitted for repurchase are entitled to convert the existing notes up to and including the business day immediately preceding the date fixed for redemption or repurchase.

We may redeem some or all of the existing notes at any time before June 21, 2004 at a redemption price of $1,000 per $1,000 principal amount of existing notes, plus accrued and unpaid interest, if any, to the redemption date, if:

•
the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice; and

•
the registration statement on Form S-3 pursuant to which the existing notes were issued, filed with the Securities and Exchange Commission on August 20, 2001 and amended on November 7, 2001 (Registration No. 333-67906), is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required.

We will make an additional payment in cash with respect to the existing notes called for provisional redemption in an amount equal to $172.50 per $1,000 principal amount of existing notes, less the amount of any interest actually paid on the existing notes before the date of redemption. We may redeem the existing notes at our option at any time on or after June 21, 2004, in whole or in part, at the redemption prices set forth below in the section of this prospectus entitled “Description of Existing Notes—Optional Redemption by CTI,” plus accrued and unpaid interest to, but excluding, the redemption date.

If there is a change in control, as defined in the existing notes indenture as described below, you may have the right to require us to repurchase your existing notes as described in the section of this prospectus entitled “Description of Existing Notes—Repurchase at Option of Holders Upon a Change in Control.”

No “sinking fund” is provided for the existing notes, which means that the existing notes indenture does not require us to redeem or retire the existing notes periodically.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The existing notes are issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples thereof.

Principal of, premium, if any, and interest (and liquidated damages, as defined below, if any) on the existing notes will be payable, and the existing notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York. Until we designate otherwise, our office or agency will be the existing notes trustee’s corporate trust office presently located in the Borough of Manhattan, The City of New York.

The existing notes are currently evidenced by one or more global notes that have been deposited with the existing notes trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for existing notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

•
DTC has notified us that it is unwilling or unable to continue as depository for the global note or has ceased to be a clearing agency registered as such under the Exchange Act or announces an intention permanently to cease business or does in fact do so; or

•	an event of default with respect to the existing notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any existing notes issued in exchange for the global note will be registered.

DTC or its nominee is considered the sole owner and holder of the global note for all purposes, and as a result:

•	a holder of existing notes cannot receive existing notes registered in such holder’s name if they are represented by the global notes;

•	a holder of existing notes cannot receive certificated (physical) existing notes in exchange for such holder’s beneficial interest in the global notes;

•	a holder of existing notes will not be considered to be the owner or holder of the global note or any existing note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers can only own securities in physical, certificated form. These laws may limit your ability to acquire interest in the existing notes and to transfer or encumber your beneficial interests in the global note to these types of purchasers.

Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appear and the only way the transfer of those interests can be made is on the records kept by DTC (for its participants’ interests) and the records kept by those participants (for interests participants hold on behalf of other persons).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same day funds settlement system, and settle in immediately available funds. We make no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on, and the redemption or repurchase price of, the global note, as well as any payment of liquidated damages, only to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that, with respect to any cash payment of interest on, principal of, or the redemption or repurchase price of, the global note, as well as any payment of liquidated damages, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the existing notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in existing notes represented by the global notes held through participants is the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We will send any redemption notices to the existing notes trustee. If fewer than all of the existing notes are being redeemed, the particular ratio to be redeemed will be selected by the existing notes trustee by a method that the existing notes trustee deems to be fair and appropriate. We understand that if fewer than all of the global notes are to be redeemed, DTC’s current practice is to determine by lot the amount of the holdings of each participant in the global notes to be redeemed.

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the existing notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the existing notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge or otherwise encumber their interest in the note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be adversely affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of existing notes (including the presentation of existing notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the existing notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC’s policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. The existing notes trustee and we have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global note, including for payments made on the global note, and we and the existing notes trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

You may, at your option, convert the principal amount of any existing note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the existing note has been previously redeemed or repurchased. If the existing notes are called for redemption or are subject to repurchase, you may convert your existing notes at any time before the close of business on the business day immediately preceding the date fixed for redemption or repurchase, as the case may be, unless we default in making the payment due upon redemption or repurchase. In each case, the conversion rate is equal to 29.4118 shares per $1,000 principal amount of existing notes, which is equivalent to an conversion price of approximately $34.00 per share. The conversion rate is subject to adjustment as described below.

You can convert the existing note by delivering the existing note to the existing notes trustee’s corporate trust office, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the existing notes trustee. In the case of a global note, we have been informed that DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC’s rules and procedures. The conversion date will be the date on which the existing note and the duly signed and completed notice of conversion are so delivered to the existing notes trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the existing notes trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any factional shares, and the existing notes trustee shall deliver the certificate(s) to the conversion agent for delivery to the holder of the existing note being converted. The shares of our common stock issuable upon conversion of the existing notes will be fully paid and nonassessable.

If you surrender an existing note for conversion on a date that is not an existing notes interest payment date, you will not be entitled to receive any interest for the period from the preceding existing notes interest payment date to the date of conversion, except as described below. However, if you are a holder of an existing note on an existing notes regular record date, including an existing note that is subsequently surrendered for conversion after the existing notes regular record date, you will receive the interest payable on such existing note on the next existing notes interest payment date. To correct for this resulting overpayment of interest, we will require that any existing note surrendered for conversion during the period from the close of business on an existing notes regular record date to the opening of business on the next existing notes interest payment date be accompanied by payment of an amount equal to the interest payable on such existing notes interest payment date on the principal amount of existing notes being surrendered for conversion. However, you will not be required to make that payment if you are converting an existing note, or a portion of an existing note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the existing notes regular record date and the close of business on the next existing notes interest payment date.

If we distribute rights or warrants (other than those referred to in clause (2) below) pro rata to holders of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any existing note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion (the “existing note conversion shares”), a number of rights or warrants to be determined as follows:

•
if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the “existing note distribution date”), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of existing note conversion shares is entitled at the time of such existing note conversion in accordance with the terms and provisions of, and applicable to, the rights or warrants; and

•
if such conversion occurs after such existing note distribution date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such existing note was convertible immediately prior to such existing note distribution date would have been entitled on such existing note distribution date in accordance with the terms and provisions of, and applicable to, the rights or warrants.

No other payment or adjustment for interest, or for any dividends on our common stock, will be made upon conversion. If you receive common stock upon conversion of an existing note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of existing notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on the conversion date.

If you deliver an existing note for conversion, you will not be required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, you will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than yours. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

The conversion rate is subject to adjustment if, among other things:

(1)	there is a dividend or other distribution payable in common stock on shares of our common stock;

(2)
we issue to all holders of common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price, calculated as described in the existing notes indenture, of our common stock; however, if those rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur;

(3)	we subdivide, reclassify or combine our common stock;

(4)	we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to in paragraphs (1) and (2) above;

•	dividends and distributions paid in cash (except as set forth in paragraphs (5) and (6) below); and

•	distributions upon a merger or consolidation as discussed below;

(5)
we make a distribution consisting exclusively of cash (excluding portions of distributions referred to in clause (4) above and cash distributed upon a merger or consolidation as discussed below) to all holders of our common stock if the aggregate amount of the distribution combined together with (A) other such all cash distributions made within the preceding 365-day period in respect of which no adjustment has been made and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; or

(6)
the successful completion of a tender offer made by us or any of our subsidiaries for our common stock that involves aggregate consideration that, together with (A) any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock concluded within the 365-day period preceding the completion of such tender offer in respect of which no adjustment has been made and (B) the aggregate amount of any such all cash distributions referred to in paragraph (5) above to all holders of common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

To the extent that our rights plan is still in effect, upon conversion of the existing notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. See the section of this prospectus entitled “Description of Capital Stock.” If we implement a new rights plan, we are required under the existing notes indenture to provide that the holder of existing notes will receive the rights upon conversion of the existing notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

We reserve the right to make such increases in the conversion rate in addition to those required by the provisions described above as we may consider to be advisable so that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative required adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and give notice to the holders of any such adjustments.

If we merge into or consolidate with another person or sell or transfer all or substantially all of our assets, each note then outstanding will, without the consent of the holder of any existing note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of, common stock into which the existing note was convertible immediately prior to the merger, consolidation or sale. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have had to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

We may, from time to time, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. Any such determination will be conclusive. We will give holders of existing notes at least 15 days notice of this increase in the conversion rate. No such increase will be taken into account for purposes of determining whether the closing price of the common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a change in control as discussed below.

If at any time we make a distribution of property to our shareholders that would be taxable to them as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the existing notes indenture, the number of shares into which existing notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of existing notes. For more details, see the section of this prospectus entitled “United States Federal Income Tax Considerations.”

Subordination

The payment of the principal of, premium, if any, and interest on the existing notes, including any liquidated damages, and any amounts payable upon the redemption or repurchase of the existing notes, is subordinated in right of payment to the extent set forth in the existing notes indenture to the prior payment in full of all of our senior debt. On September 30, 2002, we had $4.7 million of senior debt outstanding. In addition, any new notes issued pursuant to this exchange offer will be senior in right of payment to existing notes.

With respect to the existing notes, “senior debt” means the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and rent payable on or in connection with and all fees, costs, claims, expenses and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the existing notes indenture or thereafter created, incurred or assumed:

•	all our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other similar instrument whether or not the recourse of the lender is to all of our assets or to only a portion;

•
all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including, without limitation, overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments;

•	bonds, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof;

•	all our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principals;

•	all our obligations under leases for facilities, equipment or other assets entered into for financing purposes, whether or not capitalized;

•
all our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements, or any personal property included as part of any such lease, which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property, whether or not such lease transaction is characterized as an operating lease or capitalized lease in accordance with generally accepted accounting principles;

•	all our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all our obligations with respect to letters of credit, bank guarantees, bankers’ acceptances and similar facilities, including related reimbursement obligations;

•	all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•
all our obligations of the type referred to above of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•
renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for any indebtedness or obligation described in the bullets above.

With respect to the existing notes, senior debt will not include:

•	the existing notes;

•
any indebtedness or obligation if the terms of the indebtedness or obligation, or the terms of the instrument under which the indebtedness or obligation is issued, expressly provide that the indebtedness or obligation is not superior in right of payment to the existing notes;

•	accounts payable or other accrued liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services; or

•	any indebtedness or obligation that we may owe to any of our direct or indirect subsidiaries.

We will not make any payment on account of the existing notes if any of the following occurs:

•
we default in our obligations to pay principal, premium, interest or other amounts on or in connection with our senior debt, including a default under any redemption or repurchase obligation (a “payment default”), and the default continues beyond any grace period that we may have to make those payments; or

•
a default (other than a payment default) occurs and is continuing on any designated senior debt that permits the holders of the designated senior debt to accelerate its maturity and the existing notes trustee has received a payment blockage notice from us, the holder of such debt or such other person permitted to give such notice under the existing notes indenture.

If payments on the existing notes have been blocked by a payment default, payments on the existing notes may resume (including missed payments, if any) when the payment default has been cured or waived. If payments on the existing notes have been blocked by a non-payment default, payments on the existing notes may resume (including missed payments, if any) on the earlier of (1) the date on which such default is cured or waived and (2) 179 days after the date on which the existing notes trustee receives the payment blockage notice if the maturity of the designated senior debt has not been accelerated such that such debt is then presently payable, unless the existing notes indenture otherwise prohibits payment at that time.

No non-payment default that existed on the day a payment blockage notice was delivered to the existing notes trustee can be used as the basis for any subsequent payment blockage notice unless that existing non-payment default has been cured for a period of at least 90 days. In addition, once a holder of designated senior debt has blocked payment on the existing notes by giving a payment blockage notice, no new period of payment blockage can be commenced until both of the following are satisfied:

•	365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

•	all scheduled payments of principal, any premium and interest (and liquidated damages, if any) on the existing notes that have come due have been paid in full in cash.

“Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the debt, or the assumption or guarantee of the debt, or related agreements or documents to which we are a party, expressly provides that the indebtedness is designated senior debt for purposes of the existing notes indenture. That instrument, agreement or other document may place limitations and conditions on the right of that senior debt to exercise the rights of designated senior debt.

In addition, upon any acceleration of the principal due on the existing notes as a result of an event of default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, interest and other amounts due on or in connection with all senior debt must be paid in full in cash or cash equivalents before you will be entitled to receive any payment with respect to the existing notes. Due to the subordination provisions of the existing notes and the existing notes indenture, in the event of insolvency, our creditors who are holders of senior debt may recover more, ratably, than a holder of existing notes would, and this subordination may reduce or eliminate payments to holders of existing notes.

The existing notes are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, and preferred stock of any of our subsidiaries. This occurs because any right we have to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the existing notes to participate in those assets, are effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, and preferred shareholders, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any security interest in the subsidiary’s assets and any indebtedness of the subsidiary senior to that which we hold, at least to the extent of the collateral for such indebtedness. As of September 30, 2002, our subsidiaries had approximately $3.0 of indebtedness and other liabilities to which our existing notes were effectively subordinated, approximately $1.2 of which is included in the $4.7 million of senior debt described above.

The existing notes indenture does not limit our ability to incur indebtedness, including senior debt, or the ability of any of our subsidiaries to incur indebtedness.

Optional Redemption by CTI

On or after June 21, 2004, we may redeem the existing notes, in whole or in part, at our option, at the redemption prices specified below. The redemption price, expressed as a percentage of principal amount, is as follows for the 12-month periods beginning on June 15 of the following years (June 21 through June 14 in the case of the first of such periods):

Year	Redemption Price
2004	103.286%
2005	102.464%
2006	101.643%
2007	100.821%

and thereafter is equal to 100% of the principal amount.

In each case, we will also pay accrued interest to, but excluding, the redemption date. The existing notes indenture requires us to give notice of redemption not more than 60 and not less than 30 days before the redemption date.

Provisional Redemption

We may redeem the existing notes, in whole or in part, at any time before June 21, 2004, at a redemption price equal to $1,000 per $1,000 principal amount of the existing notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption if:

•
the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice; and

•
the Form S-3, filed on August 20, 2001 and amended on November 7, 2001 (Registration No.  333-67906) covering resales of the existing notes and the common stock issuable upon conversion of the existing notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required.

Upon any provisional redemption, we will make an additional payment in cash or, at our option, common stock, or in a combination of cash and common stock, with respect to the existing notes called for redemption in an amount equal to $172.50 per $1,000 principal amount of the existing notes, less the amount of any interest actually paid on the existing notes before the date of redemption. For purposes of any such payment in common stock, the value of such common stock will be based upon the closing price of our common stock as set forth in this paragraph. We will be obligated to make this additional payment on all existing notes called for provisional redemption, including any existing notes converted after the notice date and before the provisional redemption date. Because the number of shares of common stock to be delivered to holders of existing notes in payment of the repurchase price (should we elect such payment option) is determined on the basis of the market price of our common stock after we have given notice of the occurrence of the change in control and prior to the repurchase date, the value of the shares of common stock on the date of delivery thereof to such holders may be more or less than the repurchase price had we elected to pay such price in cash.

Repurchase at Option of Holders Upon a Change in Control

If a change in control occurs, you have the right, at your option, to require us to repurchase all of your existing notes not called for redemption, or any portion of the principal amount of your existing notes that is equal to

$1,000 or any greater integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the existing notes to be repurchased, together with interest accrued to the repurchase date.
At our option, instead of paying the repurchase price in cash, we, or the successor entity in the change in control transaction, may pay the repurchase price in common stock, or in a combination of cash and common stock, such common stock to be valued at 95% of the average of the closing sales prices of the shares of common stock for each of the five trading days ending with the third trading day prior to the repurchase date. We may only pay the repurchase price in common stock if the conditions provided in the existing notes indenture are satisfied. Because the number of shares of common stock to be delivered to holders of existing notes in payment of the repurchase price (should we elect such payment option) is determined on the basis of the market price of our common stock after we have given notice of the occurrence of the change in control and prior to the repurchase date, the value of the shares of common stock on the date of delivery thereof to such holders may be more or less than the repurchase price had we elected to pay such price in cash.

Within 30 days after the occurrence of a change in control, we will mail you notice of the change in control and of your repurchase right arising as a result of the change in control. We will also deliver a copy of this notice to the existing notes trustee. To exercise the repurchase right, you must deliver, on or before the 30th day (or such greater period as may be required by applicable law) after the date of our notice, irrevocable written notice to the existing notes trustee of your exercise of your repurchase right, together with the existing notes with respect to which that right is being exercised. We are required to make the repurchase on a date that is no later than 45 days after your notice to the existing notes trustee.

A change in control is deemed to have occurred at such time any of the following occurs:

•
any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, (1) acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; however, any acquisition by us, any of our subsidiaries or any of our employee benefit plans will not trigger this provision or (2) succeeds in having sufficient of its nominees (who are not supported by a majority of the then current board of directors) elected to the board of directors such that such nominees, when added to any existing directors remaining on the board of directors after such election who are affiliates of or acting in concert with such person, shall constitute a majority of the board of directors;

•	we consolidate with or merge with or into any other person or another person merges into us, except if the transaction satisfies any of the following:

—
the transaction is a merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest of the continuing or surviving person entitled to vote generally in elections of directors of the continuing or surviving person immediately after the transaction; or

—
the transaction is a merger effected only to change our jurisdiction of incorporation and it results in a reclassification, conversion or exchange of outstanding shares of our common stock only into shares of common stock of us or another corporation; or

•	we convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to another person.

However, a change in control is not deemed to have occurred if the average of the high and low sales price per share of our common stock for any five trading days within (1) the period of ten consecutive trading days ending immediately after the later of the change in control and the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock not involving a merger or consolidation covered by clause (2) below, or (2) the period of ten consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, in each case, equals or exceeds 105% of the conversion price of the existing notes in effect on each of those trading days.

For purposes of these provisions:

•	the conversion price is equal to $1,000 divided by the conversion rate; and

•	whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

Any repurchase of existing notes arising as a result of the change in control will be made in compliance with all applicable laws, rules and regulations, including, if applicable Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws. To the extent the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not be deemed to cause a breach of our obligations under the existing notes indenture.

We may, to the extent permitted by applicable law, at any time purchase existing notes in the open market or by tender or by private agreement. Any existing note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the existing notes trustee for cancellation. Any existing notes surrendered may not be reissued or resold and will be canceled promptly.

The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your existing notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

Our ability to repurchase existing notes upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could cause an event of default or be prohibited or limited by the terms of senior debt. As a result, any repurchase of the existing notes in cash would, absent a waiver, be prohibited under the existing notes indenture’s subordination provisions until the senior debt is paid in full. Further, we may not have the financial resources, or would be unable to arrange financing, to pay the repurchase price for all the existing notes that holders seeking to exercise their repurchase right deliver to us. If we were to fail to repurchase the existing notes when required following a change in control, an event of default would occur, whether or not such repurchase is permitted by the existing notes indenture’s subordination provisions. Any such default may, in turn, cause a default under our senior debt. For more details, see the section of this prospectus entitled “Description of Existing Notes—Subordination.”

Mergers and Sales of Assets

Without the consent of the holders of the existing notes, we may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to us, unless each of the following requirements is met:

•
the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred, sold or leased, is (1) a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia or (2) organized under the laws of a jurisdiction outside the U.S. and has common stock or American Depositary Shares representing such common stock traded on a national securities exchange in the U.S., including The Nasdaq Stock Market, Inc. and, in each case, if other than us, expressly assumes the due and punctual payment of the principal of, any premium, and interest (and liquidated damages, if any) on the existing notes and the performance of our other covenants under the existing notes indenture; and

•
immediately after giving effect to that transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and other specific conditions are met.

Upon any consolidation or merger or any transfer of all or substantially all of our assets, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, us under the existing notes indenture with the same effect as if such successor corporation had been named in the existing notes indenture as our company, and we shall be released from the obligations under the existing notes and the existing notes indenture except with respect to any obligations that arise from, or are related to, such transaction.

Events of Default

The following are “events of default” under the existing notes indenture:

•	we fail to pay principal of or any premium on any existing note when due, whether or not the payment is prohibited by the existing notes indenture’s subordination provisions;

•	we fail to pay any interest on any note when due and that default continues for 30 days, whether or not the payment is prohibited by the existing notes indenture’s subordination provisions;

•	we fail to give the notice that we are required to give if there is a change in control, whether or not the notice is prohibited by the existing notes indenture’s subordination provisions;

•
we fail to perform any other covenant in the existing notes indenture and that failure continues for 60 days after written notice to us by the existing notes trustee or the holders of at least 25% in aggregate principal amount of outstanding existing notes;

•
we fail to pay when due the principal of any indebtedness for money borrowed by us or any of our significant subsidiaries, if any, in excess of $10 million if the indebtedness is not discharged and such failure continues for 30 days or more, or, if such indebtedness has been accelerated, such acceleration is not annulled, within 30 days after written notice to us by the existing notes trustee or the holders of at least 25% in aggregate principal amount of the outstanding existing notes; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us and our significant subsidiaries specified in the existing notes indenture.

Subject to the provisions of the existing notes indenture relating to the existing notes trustee’s duties, if an event of default exists, the existing notes trustee will not be obligated to exercise any of its rights or powers under the existing notes indenture at the request or direction of any of the holders, unless they have offered to the existing notes trustee reasonable indemnity. Subject to such existing notes trustee indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding existing notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the existing notes trustee or exercising any trust or power conferred on the existing notes trustee, provided that such direction does not conflict with any rule of law or with the existing notes indenture, and the existing notes trustee may take any other action the existing notes trustee deems proper which is not inconsistent with such direction.

If an event of default, other than an event of default arising from events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the existing notes trustee or the holders of at least 25% in principal amount of the outstanding existing notes may accelerate the maturity of all existing notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding existing notes may, under circumstances set forth in the existing notes indenture, rescind the acceleration if all events of default, other than the non-payment of principal of the existing notes which have become due solely because of the acceleration, have been cured or waived as provided in the existing notes indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization occurs and is continuing, then the principal of, and accrued interest (and liquidated damages, if any) on, all of the existing notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the existing notes or the existing notes trustee.

You do not have any right to institute any proceeding relating to the existing notes indenture, or to appoint a receiver or a existing notes trustee, or for any other remedy under the existing notes indenture, unless:

•	you have given the existing notes trustee written notice of a continuing event of default;

•
the registered holders of at least 25% of the aggregate principal amount of all outstanding existing notes have made a written request of the existing notes trustee to take action because of the default and have furnished reasonable indemnification to the existing notes trustee against the cost, liabilities and expenses of taking such action;

•	the existing notes trustee shall not have taken action for 60 days after receiving such notice and offer of indemnification; or

•
the existing notes trustee has not received any direction inconsistent with such written request from the holders of a majority of the aggregate principal amount of all outstanding existing notes during such 60-day period.

These limitations do not apply to a suit for the enforcement of payment of the principal of, or any premium or interest (and liquidated damages, if any) on, an existing note, or the repurchase price payable for a note on or after the due dates for such payments, or of the right to convert the existing note in accordance with the existing notes indenture.

We will furnish to the existing notes trustee annually a statement as to our performance of our obligations under the existing notes indenture and as to any default in performance.

Modification and Waiver

The existing notes indenture contains provisions permitting us and the existing notes trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders of the existing notes. With the consent of the holders of not less than a majority in aggregate principal amount of the existing notes at the time outstanding, we and the existing notes trustee are permitted to amend or supplement the existing notes indenture or any supplemental indenture or modify the rights of the holders, provided, that no such modification may, without the consent of each holder affected thereby:

•	change the stated maturity of the principal or interest of any existing note;

•	reduce the principal amount, any premium or interest on any existing note;

•	reduce the amount payable on any existing note upon a redemption at our option;

•	amend or modify our obligation to make or consummate a repurchase offer upon a change in control after our obligation to make a change in control repurchase offer arises;

•	change the place or currency of payment on any existing note;

•	impair the right to institute suit for the enforcement of any payment on any existing note;

•	modify the subordination provisions in a manner that is adverse to the holder of any existing notes;

•	adversely affect the right of any holder of existing notes to convert its existing notes;

•	reduce the percentage of holders whose consent is needed to modify, amend or waive any provision in the existing notes indenture; or

•
modify the provisions dealing with modification and waiver of the existing notes indenture, except to increase any required percentage or to provide that certain other provisions of the existing notes indenture cannot be modified or waived without the consent of the holder of each outstanding existing note affected thereby.

The holders of a majority in principal amount of the outstanding existing notes may waive our compliance with certain restrictive provisions of the existing notes indenture. The holders of a majority in principal amount of the outstanding existing notes may waive any past default, except a default in the payment of principal, any premium, interest or the repurchase price (or liquidated damages, if any).

Existing notes will not be considered outstanding if money for their payment or redemption has been deposited or set aside in trust for the holders.

No Personal Liability of Stockholders, Officers, Directors and Employees

No direct or indirect shareholder, officer, director or employee, as such, past, present or future of CTI, or any successor entity, shall have any personal liability in respect of our obligations under the existing notes indenture or the existing notes solely by reason of his or its status as such shareholder, officer, director or employee.

The Trustee

The trustee for the holders of existing notes issued under the existing notes indenture is State Street Bank and Trust Company of California, N.A. If an event of default occurs, and is continuing, the existing notes trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the existing notes trustee is under no obligation to exercise any of its rights or powers under the existing notes indenture at the request of any holders of existing notes, unless they have offered the existing notes trustee reasonable security or indemnity.

Description of Capital Stock

This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated articles of incorporation, as amended, and all applicable provisions of Washington law.

General

We are authorized to issue 100,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of the close of business on December 13, 2002, there were 32,839,535 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

The board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of the company without further action by the shareholders.

We designated 100,000 shares of our preferred stock as Series C preferred stock in November 1996 in connection with the adoption of a shareholder rights plan as described below. In November 1999, we designated 10,000 shares of our preferred stock as 5% Series D preferred stock in connection with a private placement of those shares.

No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants and Other Obligations to Issue Capital Stock

As of September 30, 2002, we had outstanding warrants to purchase an aggregate of 868,649 shares of our common stock. These warrants have a weighted average exercise price of $10.94 per share. These warrants expire between 2002 and 2008. Two additional payouts tied to sales thresholds of $10 million and $20 million in any four consecutive quarters may be payable in tranches of $4 million and $5 million at the then fair market value of our stock, at the time such thresholds are achieved. We expect to achieve the $10 million threshold in the fourth quarter of 2002. We are also obligated to make additional payouts based on annualized sales of TRISENOX, which payouts can be made in common stock or cash, at our election.

Anti-takeover Effects of Provisions of Washington law and our Charter and Bylaws

Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the company. Chapter 23B.17 of the Washington Business Corporation Act (the WBCA) prohibits, subject to certain exceptions, a merger, sale of assets or liquidation of the company involving an “interested shareholder” (defined as a person or group of affiliated persons who own beneficially 20% or more of the company’s voting securities) unless the transaction is determined to be at a “fair price” or otherwise approved by a majority of the company’s disinterested directors or is approved by holders of two-thirds of the company’s outstanding voting securities, other than those held by the interested shareholder. A Washington corporation may, in its articles of incorporation, exempt itself from coverage of this provision, but the company has not done so. In addition, Chapter 23B.19 of the WBCA prohibits the company, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined as a person or group of persons who acquire 10% or more of the company’s voting securities without the prior approval of the company’s board of directors) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. The company may not exempt itself from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the company.

Our board of directors is divided into three approximately equal classes of directors serving staggered three-year terms. In addition, our Restated Articles of Incorporation provide that directors may be removed from office only at a meeting of shareholders called expressly for that purpose and only for cause. Our Restated Articles of Incorporation limit “cause” to willful misfeasance having a material adverse effect on the company or conviction of a felony, provided that any action by a director shall not constitute “cause” if, in good faith, the director believed the action to be in or not opposed to the best interests of the company or if the director is entitled to be indemnified with respect to such action under applicable law, our Restated Articles of Incorporation or Bylaws, or a contract with the company. Further, our Bylaws require a shareholder to provide notice to the company of such shareholder’s intent to nominate a person or persons for election as directors not later than 90 days prior to the date one year from the date of the immediately preceding annual meeting of shareholders or, in the case of an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. A shareholder must also provide us with notice of such shareholder’s intent to make any proposal at an annual meeting of shareholders not later than 90 days prior to the date of one year from the date of the immediately preceding annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying change in control or management of our company.

Shareholder Rights Plan

On November 11, 1996, our board of directors adopted a shareholder rights plan and declared a distribution of one Preferred Stock Purchase Right (a Right) for each outstanding share of common stock to shareholders of record as of the close of business November 21, 1996 and for each share of common stock issued thereafter pursuant to a Rights Agreement entered into on November 11, 1996 and amended November 20, 2002, between the company and Computershare Investor Services LLC as Rights Agent (the “Rights Agreement”). One Right will be issued for each share of common stock issued in connection with this offering. In connection with the adoption of the Rights Agreement, we reserved for issuance 100,000 shares of series C preferred stock. The series C preferred stock will only be issued in the event Rights issued pursuant to the Rights Agreement are exercised.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

Book-Entry System—DTC

The new notes will be evidenced by a global security initially deposited with DTC, and registered in the name of Cede & Co., as DTC’s nominee. Except as set forth below, the global security may be transferred only to another nominee of DTC or to a successor of DTC or its nominee.

Holders of new notes may hold their interests in the global security directly through DTC or indirectly through organizations which are participants in DTC (called “participants”). Transfers between participants will be affected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, holders may be unable to transfer beneficial interests in the global security to those persons.

Holders that are not participants may beneficially own interests in the global security held by DTC only through participants or indirect participants, including banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global security, Cede & Co. will be considered the sole holder of the global security for all purposes. Except as provided below, owners of beneficial interests in the global security will not:

•	be entitled to have certificates registered in their names;

•	be entitled to receive physical delivery of certificates in definitive form; and

•	be considered registered holders.

We will make payments of interest on and principal of and the redemption or repurchase price of the global security to Cede & Co., the nominee for DTC, as the registered holder of the global security. We will make these payments by wire transfer of immediately available funds. Neither we, the new notes trustee nor any paying agent will have any responsibility or liability for:

•	records or payments on beneficial ownership interests in the global security; or

•	maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts on the payment date. These payments will be made in amounts proportionate to participants’ beneficial interests in the new notes. Payments by participants to owners of beneficial interests in the new notes represented by the global security held through participants will be the responsibility of those participants.

We will send any redemption notices to Cede & Co. We understand that if less than all of the new notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed. We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the new notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the new notes are credited on the record date identified in a listing attached to the omnibus proxy.

A person having a beneficial interest in existing notes represented by the global security may be unable to pledge that interest to persons or entities that do not participate in DTC system, or to take other actions in respect of that interest, because that interest is not represented by a physical certificate.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. Some of the participants, together with other entities, own DTC. Indirect access to DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly.

DTC is under no obligation to perform or continue to perform the above procedures. DTC may discontinue these at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause existing notes to be issued in definitive form in exchange for the global security.

United States Federal Income Tax Considerations

The following discussion is the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, CTI’s tax counsel. The opinion addresses the material United States federal income tax consequences to the current holders of the existing notes, and to us, of an exchange of the existing notes for new notes. It does not purport to consider all of the possible United States federal income tax consequences of an exchange of an existing note for a new note pursuant to the exchange offer, and it is not intended to reflect the individual tax position of any beneficial owner. In particular, the opinion addresses only existing notes and new notes held as capital assets and does not address aspects of United States federal income tax that may be applicable to holders that are subject to special tax rules, including, without limitation, financial institutions, insurance companies, tax-exempt organizations, deferred compensation plans, individual retirement accounts, dealers in securities or currencies, persons subject to the alternative minimum tax or persons who hold an existing note or will hold a new note as part of a straddle with other investments or as part of a synthetic security or other integrated investment (including a conversion transaction) comprised of an existing note or a new note and one or more other investments. The opinion also does not discuss the tax treatment of holders that hold their existing notes or new notes through a partnership or other pass-through entity.

The opinion is based upon provisions of the Internal Revenue Code of 1986, as amended, referred to as the “Code”, Treasury regulations thereunder, judicial authorities, published positions of the Internal Revenue Service, referred to as the “IRS”, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is not binding on the IRS, and no ruling has been or will be sought from the IRS regarding any tax consequences relating to any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. The opinion does not include any description of tax laws of any state, local or foreign governments that may apply to the exchange offer or an existing note or a new note, or any holder of any of the foregoing, and does not discuss any aspect of United States federal tax law other than income tax law.

You are urged to consult your own tax advisor as to the particular tax consequences to you of the exchange offer, including the applicability and effect of any federal, state, local and foreign tax laws.

U.S. Persons

For purposes of this discussion a “U.S. person” is a “U.S. person” for United States federal income tax purposes. For these purposes, a U.S. person is:

•	a citizen or individual resident of the United States;

•	a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof;

•
an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or a trust the administration over which a United States court is able to exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control.

Exchange of Existing Notes for New Notes

The United States federal income tax treatment of the exchange of the existing notes for new notes depends in part on whether the existing notes and new notes constitute “securities” within the meaning of the recapitalization rules of the Code. The determination of whether a debt instrument qualifies as a security for this purpose is subject to a facts and circumstances analysis, a primary factor of which is the term to maturity of the debt instrument. In general, debt instruments with an initial term at issuance of less than five years are not likely to (but may in certain circumstances) constitute securities, while debt instruments with an initial term at issuance of greater than five years generally are more likely to (but may not in all circumstances) constitute securities. The law is unclear as to whether a debt instrument with a term to maturity close to five years is considered a security. Although the matter is not free from doubt, because the existing notes had, and the new notes will have, an initial term at issuance of more than five years, and the repayment of principal under the existing notes and the new notes is dependent upon the success of CTI’s business, it is more likely than not that the existing and new notes are securities. Thus, except where indicated, the remainder of this discussion assumes that the existing notes and the new notes both constitute securities for purposes of determining the tax consequences to the exchanging holders and to CTI, although the law is unclear in this regard.

Assuming the existing notes and the new notes both constitute securities for tax purposes, the exchange of existing notes for new notes in the exchange offer will be treated for United States federal income tax purposes as a recapitalization. In that event, an exchanging holder will not recognize gain or loss in the exchange offer, except with respect to cash received in lieu of a fractional interest in a new note. A cash payment in lieu of a fractional interest will be treated as if the fractional interest was issued in the exchange and then redeemed by CTI. An exchanging holder will generally recognize capital gain or loss upon such payment equal to the difference, if any, between such exchanging holder’s adjusted tax basis allocable to the fractional interest and the amount of cash received.

If the exchange is treated as a recapitalization, an exchanging holder’s initial tax basis in the new notes will equal the holder’s adjusted tax basis in the existing notes surrendered in the exchange, decreased by the tax basis allocable to a fractional interest for which cash is received. In that event, the holding period of the new notes will include the holding period of the existing notes surrendered in the exchange.

If the exchange were not treated as a recapitalization, an exchanging holder would recognize gain or loss on the exchange equal to the difference between the fair market value of the new notes as of the date of the exchange and the exchanging holder’s adjusted tax basis in the existing notes. In that event, the exchanging holders would have an initial tax basis in the new notes equal to the issue price of the new notes (i.e., their fair market value) on the date of the exchange, and would have a holding period in the new notes that begins on the day after the date of the exchange.

Interest and Original Issue Discount on New Notes

Holders of the new notes will be required to include in income the interest paid on the new notes in accordance with their regular method of accounting. In addition, a holder of new notes, other than a holder whose new notes have amortizable bond premium or offsetting acquisition premium (as described below in the section of this prospectus entitled “—Amortizable Bond Premium and Acquisition Premium”), will be required to include any original issue discount, referred to as “OID”, on the notes in gross income as it accrues, in accordance with a constant yield to maturity method over the period the new notes are held, regardless of whether such holder is a cash or accrual basis taxpayer. The new notes will be treated as issued with OID within the meaning of the Code if the stated redemption price at maturity of the new notes (i.e., their stated principal amount) exceeds their issue price by more than a statutory de minimis amount. The issue price of the new notes depends upon whether, following their issuance, the new notes will be “traded on an established securities market” within the meaning of the applicable Treasury regulations (“publicly traded”). If the existing notes were, or new notes will be, publicly traded, then the issue price of the new notes will equal their fair market value as of the date of the exchange. If the existing notes were not, and the new notes will not be, publicly traded, then the issue price of the new notes will equal their “stated redemption price at maturity,” (i.e., their stated principal amount). CTI expects, and intends to take the position that, the new notes will be publicly traded for purposes of determining their issue price. Assuming that the new notes are publicly traded, the issue price of the new notes will be their fair market value as of the date of the exchange. The new notes will be issued with OID to the extent their stated principal amount exceeds their fair market value issue price by more the statutory de minimis amount.

The yield to maturity of the new notes would be calculated differently if certain contingencies were required to be taken into account, such as a change of control requiring CTI to repurchase the notes or CTI’s exercise of its redemption right after a certain date, as described above under “Description of New Notes.” In that case, the new notes would be subject to different rules, such as those relating to contingent debt instruments. CTI intends to take the position that the likelihood of the occurrence of such events is remote under Treasury regulations. Therefore, CTI will not treat the possibility of such events as affecting the yield to maturity of the new notes.

Market Discount

If an exchanging holder purchased an existing note other than at original issue at a price less than the existing note’s principal amount, such difference constituted “market discount” for United States federal income tax purposes on the existing notes. An exchanging holder also would have market discount on the new notes if the holder’s existing notes had market discount and the holder’s carryover basis in the new note is less than the new note’s stated principal amount or, if the new notes are issued with OID, their issue price. In that case, any accrued market discount on an existing note will be treated as accrued market discount on the new note received in exchange for such existing note. Market discount may continue to accrue, subject to the application of the OID rules, and should be taken into account under the market discount rules described below.

Under the market discount rules, a holder of new notes with market discount in excess of a statutory de minimis amount (1) must treat any principal payment received in respect of the new notes as ordinary income to the extent of accrued market discount (including accrued market discount on the existing notes that is treated as accrued market discount on the new notes), (2) must treat gain on the disposition or retirement of a new note as ordinary income to the extent of accrued market discount under certain circumstances, and (3) may be required to defer the deduction of interest accruing on indebtedness incurred or continued to acquire a note with market discount until the corresponding amount of market discount is included in income. Alternatively, a holder may elect to include market discount in income on a current basis as it accrues. If this election is made, the holder will be required to apply the election to all debt instruments acquired on or after the beginning of the first taxable year to which the election applies, and the holder may revoke the election only with the consent of the IRS.

Amortizable Bond Premium and Acquisition Premium

If an exchanging holder has a tax basis in a new note that is greater than the principal amount of the new note (referred to as “bond premium”), the holder will not be required to include OID, if any, in income, and may elect to amortize the “bond premium” against interest payable on the new note to the extent such premium is not attributable to the conversion feature of the new note. In addition, any bond premium in excess of the interest payable on the new note may be deductible over the term of the new note. If a holder elects to amortize bond premium, the amount of bond premium allocable to each period will be based upon a constant yield to maturity method over the period the new notes are held. An election to amortize bond premium on a new note will also apply to all fully taxable bonds held by the holder at the beginning of the first taxable year to which the election applies and all fully taxable bonds acquired thereafter. A holder may revoke the election only with the consent of the IRS. If the election is not made, a holder must include the full amount of each interest payment in income as it accrues or is paid, and premium must be taken into account when principal payments are received on the new notes or upon the sale or other disposition of the new notes.

If an exchanging holder’s tax basis in a new note is greater than the issue price, but less than the principal amount, of the new note, the exchanging holder will be considered to have “acquisition premium,” which would reduce the amount of OID, if any, that the exchanging shareholder is required to include in income.

Sale, Exchange or Redemption of New Notes

The sale, exchange or redemption of the new notes will result in capital gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in the new notes immediately before such sale, exchange or redemption. For this purpose, the holder’s adjusted tax basis will reflect basis increases for the amount of OID or market discount, if any, previously included in such holder’s income and decreases for any amortized bond premium. Gain or loss upon the disposition of a new note will be long-term if, at the time of the disposition, the holding period for the new note exceeds one year (which, if the exchange is treated as a recapitalization, would include the holding period of the existing note exchanged for new note). Federal income tax rates on long-term capital gain recognized by individuals vary based on the individual’s income and the holding period for the asset, and the deduction of capital losses is subject to limitations for U.S. federal income tax purposes.

Conversion into Common Stock of CTI

No gain or loss will be recognized for United States federal income tax purposes upon a conversion of convertible new notes into common stock. However, any cash paid in lieu of a fractional share of common stock will result in taxable gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted tax basis of the convertible new note allocable to such fractional share. The initial tax basis of common stock received on conversion of convertible new notes will equal the adjusted tax basis of the converted new notes on the date of conversion, reduced by the portion of such adjusted tax basis allocated to any fractional share of common stock considered to be exchanged for cash. The holding period for common stock received on conversion will include the holding period of the converted new notes.

Adjustment of Conversion Price

The conversion ratio of a convertible new note is subject to adjustment under certain circumstances. Federal income tax law may treat holders of the convertible new notes as having received a constructive distribution, resulting in ordinary income to the extent of CTI’s current and accumulated earnings and profits (as determined for United States federal income tax purposes) if, and to the extent that, certain adjustments of the conversion ratio increase the proportionate interest of a holder of the notes in the fully diluted share ownership of CTI, whether or not that holder exercises the conversion privilege. Moreover, if there is not a full adjustment of the conversion ratio of the notes to reflect a stock dividend or other event that increases the proportionate interest of holders of outstanding common stock in the assets or earnings and profits of CTI, then that increase in the proportionate interest of holders of the common stock generally will be treated as a taxable distribution to those holders with respect to their common stock.

Dividends Paid on the Shares

A holder will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the common stock to the extent that such distributions are paid out of CTI’s current or accumulated earnings and profits as determined for United States federal income tax purposes. Dividends received by corporate shareholders may be eligible for the dividend received deduction. Distributions in excess of such earnings and profits will be applied against and will reduce the holder’s tax basis in its common stock and, to the extent in excess of such tax basis, will be treated as gain from a sale or exchange of such common stock.

Disposition of Shares

Upon the sale or other disposition of common stock, a holder will recognize capital gain or loss equal to the difference between the amount realized on the sale and that holder’s adjusted tax basis in the common stock. Gain or loss upon the disposition of the common stock will be long-term if, at the time of the disposition, the holding period for the common stock exceeds one year (which, in the case of common stock acquired upon conversion of a note, would include the holding period of the converted note). Federal income tax rates on long-term capital gain recognized by individuals vary based on the individual’s income and the holding period for the asset, and the deduction of capital losses is subject to limitations for U.S. federal income tax purposes.

Non-U.S. Persons

The following discussion describes the material U.S. federal income tax consequences of an exchange of the existing notes for new notes relevant to non-U.S. persons. A non-U.S. person is any holder other than a U.S. person (as defined above). For purposes of withholding tax on interest and dividends discussed below, a non-U.S. person includes a non-resident fiduciary of an estate or trust.

For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be “U.S. trade or business income” if such income or gain is (1) effectively connected with the conduct of a U.S. trade or business or (2) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Withholding Tax on Payments of Principal and Interest on the New Notes

Any interest paid to or OID accrued by a non-U.S. person that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as “portfolio interest.” Generally interest or OID on the notes will qualify as portfolio interest if (1) the non-U.S. person does not actually or constructively own 10% or more of the total voting power of all CTI voting stock and is not a “controlled foreign corporation” with respect to which CTI is a “related person” within the meaning of the Code, (2) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a U.S. person and provides the beneficial owner’s name and address on Form  W-8 BEN (or suitable substitute form), and (3) the non-U.S. person is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

The gross amount of payments of interest to a non-U.S. person (including payments attributable to accrued OID) that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to United States federal income tax at the rate of 30%, collected by means of withholding by the payor, unless a United States income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular United States rates rather than the 30% gross rate. In the case of a non-U.S. person that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation upon the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the non-U.S. person must provide a properly executed Form W-8 BEN or W-8 ECI (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under current Treasury regulations, a non-U.S. person who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number, which may require providing certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in such regulations for payments through qualified intermediaries.

Sale, Exchange or Redemption of the Notes

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a non-U.S. person on the sale, exchange or redemption of a note will not be subject to United States federal income tax, unless (1) such gain is U.S. trade or business income, (2) subject to certain exceptions, the non-U.S. person is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (3) the non-U.S. person is subject to tax pursuant to the provisions of United States tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States, or (4) in the case of the disposition of CTI common stock, CTI is a U.S. real property holding corporation. CTI does not believe that it is currently a “United States real property holding corporation,” or that it will become one in the future.

Conversion of the Notes

A non-U.S. person will not be subject to United States federal income tax on the conversion of notes into CTI common stock, except with respect to:

•	cash (if any) received in lieu of a fractional share; or

•	interest which does not qualify for the portfolio interest exemption, is not U.S. trade or business income and has not previously been included in income.

Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described above for the sale of notes. Cash or common stock treated as issued for accrued interest would be treated as interest under the rules described above.

Dividends

Dividends paid to a non-U.S. person on common stock received on conversion of the notes will be subject to United States withholding tax at a rate of 30%. The withholding tax might not apply, however, or might apply at a reduced rate, under terms of a treaty between the United States and the non-U.S. person’s country of residence. A non-U.S. person must demonstrate its entitlement to treaty benefits by certifying its nonresident status.

Sale of Common Stock

Non-U.S. persons will not be subject to U.S. federal income tax or any gains realized on the sale, exchange, or other disposition of common stock received upon conversion of the notes. The general rule is subject to the same exceptions described above in the section of this prospectus entitled “—Non-U.S. Persons—Sale, Exchange or Redemption of the Notes.”

Information Reporting and Backup Withholding Tax

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest (including, for purposes of information reporting, accrual of OID), dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting (including, for purposes of backup withholding, payments attributable to accrued OID) if the recipient fails to provide his taxpayer identification number to the payor, furnishes an incorrect identification number, or repeatedly fails to report interest or dividends on his returns. The withholding tax rate is currently 30%, but will be reduced in stages to 28% beginning in 2006. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of interest (including, for purposes of information reporting, accrual of OID) or dividends to individual U.S. persons holding notes or common stock will be subject to information reporting. Payments of interest (including, for purposes of backup withholding, payments attributable to accrued OID) or dividends will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

The information reporting and backup withholding rules do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments of dividends on common stock will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends, a non-U.S. person will have to certify its nonresident status.

Payments made to U.S. person by a broker upon a sale of notes or common stock will be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

Payments made to non-U.S. persons by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the non-U.S. person certifies its foreign status.

Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any United States federal income tax liability of the holder.

United States Federal Income Tax Consequences of the Exchange Offer to the Company

Cancellation of Debt Income

Under the Code, a United States taxpayer must include in gross income the amount of any cancellation of debt income (“COD” income) realized during the taxable year. COD income generally equals the excess of (A) the “adjusted issue price” of the indebtedness discharged (which, in the case of the existing notes, should be their stated principal amount), over (B) the sum of (i) the amount of cash, (ii) the “issue price” of any debt instrument and (iii) the fair market value of any other property transferred in satisfaction of such discharged indebtedness. We will realize COD income upon the exchange of new notes in satisfaction of the existing notes, however, we expect that for United States federal income tax purposes substantially all of such COD income will be offset by our net operating losses.

You should consult your own tax advisor as to the specific consequences to you of the exchange offer, including the applicability and effect of federal, state, local and foreign tax laws.

Legal Matters

The validity of the new notes and the material United States federal income tax consequences of the exchange offer will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our amended annual report on Form 10-K/A for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find Additional Information

Cell Therapeutics, Inc. is a reporting company and files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these reports, proxy statements and other information filed at the Securities and Exchange Commission’s public reference room located at 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Securities and Exchange Commission are also available to the public the Securities and Exchange Commission’s web site at http://www.sec.gov. In addition, you can read and copy our filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission prior to consummation of our exchange offer or the date of termination of our exchange offer under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Amended Annual Report on Form 10-K/A for the year ended December 31, 2001, filed April 30, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

•	Periodic Report on Form 8-K filed April 12, 2002; and

•	Periodic Report on Form 8-K filed November 19, 2002.

You may request a copy of these filings, at no cost, by writing us at the following address or calling us at the following telephone number:

Investor Relations Department, Cell Therapeutics, Inc.
501 Elliott Avenue West, Suite 400
Seattle, Washington 98119
(206) 282-7100

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

The exchange agent for the exchange offer is:

State Street Bank and Trust Company of California, N.A.

By regular mail or overnight courier:	By registered & certified mail:
State Street Bank and Trust Company of California, N.A.	State Street Bank and Trust Company of California, N.A.
c/o State Street Bank and Trust Company	c/o State Street Bank and Trust Company
2 Avenue de Lafayette	2 Avenue de Lafayette
Corporate Trust Window, Fifth Floor	Corporate Trust Window, Fifth Floor
Boston, MA 02111-1724	Boston, MA 02111-1724
Attn: Mackenzie Elijah	Attn: Mackenzie Elijah

In person by hand only:

State Street Bank and Trust Company of California, N.A.
c/o State Street Bank and Trust Company
2 Avenue de Lafayette
Corporate Trust Window, Fifth Floor
Boston, MA 02111-1724
Attn: Mackenzie Elijah

Corporate Trust Services
Mackenzie Elijah
(617) 662-1525

By facsimile transmission (for eligible institutions only):

(617) 662-1452

For information or confirmation by telephone:

(617) 662-1525

The information agent for the exchange offer is:

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, New York, 10022

Banks and brokers call collect: (212) 750-5833
All others call toll free: (888) 750-5834

Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the information agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

The dealer manager for the exchange offer is:

CIBC World Markets Corp.

Equity Capital Markets

417 Fifth Avenue
New York, New York 10016

(212) 667-7800

Part II

Information Not Required in Prospectus

Item 20.    Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Article IX of the Registrant’s Restated Bylaws provides for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by the Company for such purpose.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Registrant’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

The Registrant has entered into an indemnification agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. The Registrant agrees to indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee, trustee or agent of the Registrant or any related company, partnership or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity and any action, suit, claim or proceeding instructed by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the Registrant’s Board of Directors. No indemnity pursuant to the indemnification agreements shall be provided by the Registrant on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the Registrant in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, and amendments thereto, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Registrant.

Item 21.    Exhibits and Financial Statement Schedules

(a)    Exhibits

Number	Exhibit

4.1	Form of Indenture between the Company and State Street Bank and Trust Company of California, N.A., as trustee.**

4.2	Form of New Note (included in Exhibit 4.1).**

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.**

8.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding tax matters.

12.1	Statement re: computation of ratio of earnings to fixed charges.**

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).**

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended.**

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.**

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.**

99.4	Form of Letter to Clients.**

**	Previously filed

Item 22.    Undertakings

(a)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)    The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement throughout the date responding to the request.

(d)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing and has duly caused this Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on December 13, 2002.

CELL THERAPEUTICS, INC.

By:	/s/ JAMES A. BIANCO, M. D.
Name: James A. Bianco, M. D.
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Max E. Link, Ph.D.	Chairman of the Board and Director	December 13, 2002

/s/ JAMES A. BIANCO, M.D. James A. Bianco, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	December 13, 2002

* Louis A. Bianco	Executive Vice President, Finance and Administration (Principal Financial Officer and Principal Accounting Officer)	December 13, 2002

* Jack L. Bowman	Director	December 13, 2002

* John M. Fluke, Jr.	Director	December 13, 2002

* Vartan Gregorian, Ph.D.	Director	December 13, 2002

* Mary O’Neil Mundinger, Dr PH.	Director	December 13, 2002

* Philip M. Nudelman, Ph.D.	Director	December 13, 2002

* Jack W. Singer, M.D.	Director	December 13, 2002

* Martin P. Sutter	Director	December 13, 2002

*By:	/s/ JAMES A. BIANCO, M.D.
James A. Bianco, M.D. (Attorney-in fact)

Exhibit Index

Number	Exhibit

4.1	Form of Indenture between the Company and State Street Bank and Trust Company of California, N.A., as trustee.**

4.2	Form of New Note (included in Exhibit 4.1).**

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.**

8.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding tax matters.

12.1	Statement re: computation of ratio of earnings to fixed charges.**

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).**

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended.**

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.**

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.**

99.4	Form of Letter to Clients.**

**	Previously filed